                                                                   Exhibit 10.12




                                 LOAN AGREEMENT

                                      among

                       SEABULK GLOBAL TRANSPORT, INC. AND
                        SEABULK OVERSEAS TRANSPORT, INC.,
                         as Joint and Several Borrowers,


                          THE GUARANTORS NAMED HEREIN,
                        as Joint and Several Guarantors,


           THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1,
                                   as Lenders,


                    NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
                             as Arranger and Agent,


                    NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
                              as Security Trustee,


                                       and


                    NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
                                as Swap Provider

                           Dated: as of March 18, 2004

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS                              1

   SECTION 1.01.  Certain Defined Terms                                  1
   SECTION 1.02.  Interpretation                                        16
   SECTION 1.03.  Computation of Time Periods                           16
   SECTION 1.04.  Accounting Terms                                      16

ARTICLE II  THE ADVANCES                                                16

   SECTION 2.01.  The Advances                                          16
   SECTION 2.02.  Borrowing Procedures                                  16
   SECTION 2.03.  Failure of Lender to Make Advance                     17
   SECTION 2.04.  Repayment                                             17
   SECTION 2.05.  Prepayment                                            18
   SECTION 2.06.  Interest On the Advances                              19
   SECTION 2.07.  Payments and Computations                             19
   SECTION 2.08.  Taxes                                                 20
   SECTION 2.09.  Increased Cost and Reduced Return                     21
   SECTION 2.10.  Illegality                                            21
   SECTION 2.11.  Designated Transactions                               22

ARTICLE III  CONDITIONS PRECEDENT                                       22

   SECTION 3.01.  Conditions Precedent to the First Borrowing           22
   SECTION 3.02.  Conditions Precedent to the Second Borrowing          25
   SECTION 3.03.  Conditions Precedent to Each Borrowing                27
   SECTION 3.04.  Determinations Under Section 3.01, 3.02 and 3.03      28

ARTICLE IV  REPRESENTATIONS AND WARRANTIES                              28

   SECTION 4.01.  Representations and Warranties                        28

ARTICLE V  AFFIRMATIVE COVENANTS                                        34

   SECTION 5.01.  Affirmative Covenants                                 34

ARTICLE VI  NEGATIVE COVENANTS                                          41

   SECTION 6.01.  Negative Covenants                                    41

ARTICLE VII  AGREEMENT TO GUARANTEE                                     44

   SECTION 7.01.  Guarantee                                             44
   SECTION 7.02.  Indemnity                                             45
   SECTION 7.03.  Guaranty Absolute                                     45
   SECTION 7.04.  Waivers and Acknowledgments                           47
   SECTION 7.05.  Subrogation                                           48
   SECTION 7.06.  No Competition                                        49
   SECTION 7.07.  Taxes                                                 49
   SECTION 7.08.  Permitted Actions                                     49
   SECTION 7.09.  Financial Condition of the Borrowers                  50
   SECTION 7.10.  Continuing Guaranty                                   51
   SECTION 7.11.  Rights Cumulative; No Waiver                          51

ARTICLE VIII  EVENTS OF DEFAULT                                         51

   SECTION 8.01.  Events of Default                                     51
   SECTION 8.02.  Application of Moneys                                 53
   SECTION 8.03.  Position of Swap Provider                             54

ARTICLE IX  THE AGENT AND THE SECURITY TRUSTEE                          54

   SECTION 9.01.  Appointment and Granting                              54
   SECTION 9.02.  Reliance                                              56
   SECTION 9.03.  Knowledge                                             56
   SECTION 9.04.  Security Trustee and Agent as Lenders                 56
   SECTION 9.05.  Indemnification of Security Trustee and Agent         56
   SECTION 9.06.  Reliance On Security Trustee or Agent                 57
   SECTION 9.07.  Actions by Security Trustee and Agent                 57
   SECTION 9.08.  Resignation                                           57
   SECTION 9.09.  Release of Collateral                                 58

ARTICLE X  MISCELLANEOUS                                                58

   SECTION 10.01.  Judgment Currency                                    58
   SECTION 10.02.  Books of Lenders and the Agent Conclusive            58
   SECTION 10.03.  Costs and Expenses; Indemnity                        59
   SECTION 10.04.  Notices                                              60
   SECTION 10.05.  Successors and Assigns                               60
   SECTION 10.06.  Financing Statements                                 62
   SECTION 10.07.  Modification of Agreement                            62
   SECTION 10.08.  Governing Law                                        62
   SECTION 10.09.  Waiver of Jury Trial                                 62
   SECTION 10.10.  Waiver of Immunities                                 62
   SECTION 10.11.  Consent to Jurisdiction                              62
   SECTION 10.12.  Right of Set-off                                     63
   SECTION 10.13.  No Waiver; Remedies                                  63
   SECTION 10.14.  Severability                                         64
   SECTION 10.15.  Execution in Counterparts; Integration               64
   SECTION 10.16.  Joint and Several                                    64
   SECTION 10.17.  Headings                                             64

SCHEDULE 1            Lenders and Commitments
SCHEDULE 2            Repayment Schedule
SCHEDULE 3            Acceptable Brokers
SCHEDULE 4.01(f)      List of Material Litigation
SCHEDULE 4.01(g)      ERISA
SCHEDULE 4.01(h)      Environmental Matters
SCHEDULE 4.01(i)(1)   Material Compliance with Maritime Laws
SCHEDULE 4.01(i)(2)   ISM Code Documentation
SCHEDULE 4.01(k)(1)   List of Subsidiaries
SCHEDULE 4.01(k)(2)   List of Material Assets
SCHEDULE 4.01(m)      List of Material Financings

EXHIBIT A  Form of Assignment and Acceptance
EXHIBIT B  Form of Assignment of Earnings
EXHIBIT C  Form of Assignment of Insurances
EXHIBIT D  Form of Designation Notice
EXHIBIT E  Form of Mortgage
EXHIBIT F  Form of Note
EXHIBIT G  Form of Notice of Drawdown

         LOAN AGREEMENT dated as of March 18, 2004 (this "Agreement") among (i) SEABULK GLOBAL TRANSPORT, INC. and SEABULK OVERSEAS TRANSPORT, INC., each a Liberian corporation, as joint and several borrowers (each, a "Borrower" and collectively, the "Borrowers"), (ii) each of the Guarantors named herein, (iii) each of the banks and financial institutions listed on Schedule 1 hereto (each a "Lender", and collectively, the "Lenders"), (iv) NORDEA BANK FINLAND PLC, New York Branch, as arranger and as agent for the Lenders (in such capacity, the "Agent"), (v) NORDEA BANK FINLAND PLC, New York Branch, as Security Trustee (in such capacity, the "Security Trustee"), and (vi) NORDEA BANK FINLAND PLC, New York Branch, as swap provider (in such capacity, the "Swap Provider").

                                   WITNESSETH:

         WHEREAS, the Borrowers have requested that the Lenders make available to the Borrowers a credit facility in the aggregate principal amount of US$49,600,000 in two separate loans, each in the principal amount of US$24,800,000, to finance the acquisition of the Mortgaged Vessels (as hereinafter defined), and the Lenders have agreed to make available the credit facility and to lend such amounts in the form of the Advances on the terms and conditions set forth herein.

         WHEREAS, the Guarantors have agreed to guarantee the performance by the Borrowers of the Borrowers' obligations hereunder and under the other Loan Documents (as hereafter defined) to which either of the Borrowers is a party.

         WHEREAS, the Borrowers and Seabulk International (as hereafter defined) desire to enter into swap agreements with the Swap Provider to, among other things, hedge the Borrowers' exposure to interest rate fluctuations under this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "ACCEPTABLE BROKER" means any of the sale and purchase ship brokerage companies identified in Schedule 3 hereto, and any other independent sale and purchase ship brokerage company which the Lenders may in their sole reasonable discretion approve from time to time for purposes of this Agreement.

         "ADJUSTED EBITDA" means, with respect to Seabulk International for any period, an amount equal to EBITDA for each of Seabulk International's most recently ended four fiscal quarters, as reported in the financial statements most recently delivered to the Agent, MINUS that portion of EBITDA attributable to the Lightship Tanker Entities PLUS an amount equal to the dividends received during such period from the Lightship Tanker Entities.

         "ADJUSTED FUNDED DEBT" means with respect to Seabulk International for any period, the average of Seabulk International's Consolidated Funded Debt less any Debt relating to the Lightship Tanker Entities for each of Seabulk International's most recently ended four fiscal quarters, as reported in the financial statements most recently delivered to the Agent.

         "ADJUSTED FUNDED DEBT RATIO" means as of any date of determination the ratio of the Adjusted Funded Debt to the Adjusted EBITDA.

         "ADJUSTED INTEREST EXPENSE" means, with respect to Seabulk International for any period, the Consolidated Interest Expense less any Consolidated Interest Expense relating to the Lightship Tanker Entities for each of Seabulk International's most recently ended four fiscal quarters, as reported in the financial statements most recently delivered to the Agent.

         "ADJUSTED TANGIBLE NET WORTH" means with respect to Seabulk International, as of any date of determination, the Consolidated Tangible Net Worth of Seabulk International less any Consolidated Tangible Net Worth relating to the Lightship Tanker Entities.

         "ADVANCES" means the amount advanced to the Borrowers by each of the Lenders with respect to either Tranche of either Term Loan as part of a Borrowing.

         "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 25% or more of the voting stock of such Person or to direct or cause direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

         "AGENT'S ACCOUNT" means Account Number 52150000032201001 maintained at the Agent's New York Branch, ABA Number: 026010786, SWIFT: NDEAUS3NXXX,
Attention: Credit Administration, Re: Seabulk.

         "APPLICABLE MARGIN" means, with respect to each Advance relating to the relevant Mortgaged Vessel, 1.75% per annum with respect to Tranche A and 4.00% per annum with respect to Tranche B.

         "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in substantially the form of Exhibit A hereto.

         "ASSIGNMENT OF EARNINGS" means the first priority assignment by each Borrower in favor of the Security Trustee, for the benefit of the Lenders and the Swap Provider, of the earnings of such Borrower's Mortgaged Vessel, in substantially the form of Exhibit B hereto (as the same may be amended, supplemented or modified from time to time).

         "ASSIGNMENT OF INSURANCES" means the first priority assignment by each Borrower in favor of the Security Trustee, for the benefit of the Lenders and the Swap Provider, of the insurances in respect of such Borrower's Mortgaged Vessel, in substantially the form of Exhibit C hereto (as the same may be amended, supplemented or modified from time to time).

         "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "BANKING DAY" means a day on which dealings are carried out in the London Interbank Market and which is also a day on which commercial banks are not authorized or required to close in New York, New York.

         "BOND" means the 9-1/2% Senior Notes due 2013 issued by Seabulk International pursuant to the terms and conditions of the Indenture.

         "BORROWING" means the making of the Advances by each of the Lenders in respect of a particular Mortgaged Vessel on the same date under Section 2.01 hereof.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "CHANGE OF CONTROL" means with respect to (a) a Borrower, Seabulk Global Carriers or Seabulk Tankers, the occurrence of any act, event or circumstance which results in Seabulk International owning, beneficially and of record, directly or indirectly, less than all of the issued and outstanding capital stock of such Person and (b) Seabulk International, the persons owning all of the issued and outstanding capital stock of Seabulk International as of the date of this Agreement shall cease to own beneficially and of record 51% of the issued and outstanding stock of Seabulk International or the board of directors of Seabulk International ceases to consist of a majority of the existing directors as of the date of this Agreement or directors elected or nominated by such existing directors or by contract or other agreement any third party shall have the ability to influence the actions of the board of directors.

         "CLASSIFICATION SOCIETY" means in respect of each of the Mortgaged Vessels, the American Bureau of Shipping or such other classification society as is selected by the Borrower owning such Mortgaged Vessel with the prior consent of the Agent acting on the instructions of and upon the acceptance by the Majority Lenders.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "COLLATERAL" means all property (including, without limitation, any proceeds thereof) referred to in the Security Documents that is or is intended to be subject to any Lien in favor of the Security Trustee, for the benefit of the Lenders and the Swap Provider, securing the obligations of the Borrowers under this Agreement or any other Loan Documents and the right of the Swap Provider to receive amounts under the Master Agreement.

         "COMMITMENT" with respect to any Lender at any time, has the meaning specified in Section 2.01 or, if such Lender has entered into one or more Assignments and Acceptances, means the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.05(b) as such Lender's "Commitment", as such amount may be reduced at or prior to such time pursuant to
Section 2.04 and "Commitments" mean the aggregate of the Commitments of all the Lenders.

         "COMMITMENT TERMINATION DATE" means April 30, 2004 or such earlier day as the Commitments shall have been canceled pursuant to the provisions of this Agreement.

         "COMPLIANCE CERTIFICATE" shall have the meaning assigned such term in
Section 5.01(g)(vi)

         "CONFIRMATION" has the meaning ascribed thereto in the Master
Agreement.

         "CONSOLIDATED FUNDED DEBT" means, with respect to any Person as of any date of determination, the sum, without duplication, of (a) the total amount of Debt of such Person and its Subsidiaries, plus (ii) the total amount of Debt of any other Person to the extent such Debt has been guaranteed by such person or one or more of its Subsidiaries, plus (iii) the aggregate value of all Disqualified Shares of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of: (a) the total interest expense of Seabulk International and its Subsidiaries plus, to the extent not otherwise included in such interest expense (without duplication), and to the extent incurred by Seabulk International or any of its Subsidiaries (i) interest expense attributable to Capital Lease Obligations, the interest expense attributable to leases constituting part of a sale and leaseback transaction and the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations, (ii) amortization of debt but not debt issuance costs; (iii) non-cash interest expense, (iv) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest accruing on any Debt of any other Person to the extent such Debt is guaranteed by or secured by the assets of Seabulk International or any of its Subsidiaries and (vi) net costs associated with Hedging Obligations (excluding amortization of fees paid at the time of entering into such Hedging Obligations; PLUS (b) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred shares of a Person or any of its Subsidiaries payable to a Person other than Seabulk International or its Subsidiaries; PLUS (c) cash contributions to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any Person other than Seabulk International or its Subsidiaries in connection with and Debt incurred by such plan or trust to purchase share capital of Seabulk International.

         "CONSOLIDATED NET INCOME" means, for any period for any Person, the net income (loss) of such Person and its consolidated Subsidiaries determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in determining such Consolidated Net Income: (a) any net income (or loss) of any subsidiary if at the date of determination the making of distributions or the payment of dividends by such Subsidiary are not permitted without prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or other organizational document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders except (i) Seabulk International's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to Seabulk International or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend to a Subsidiary, to the limitation contained in this clause), and (ii) Seabulk International's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (b) any gain or loss, together with any related provision for taxes on such gain or loss, realized upon (i) the sale or other disposition of assets of Seabulk International, its consolidated Subsidiaries or any other Person (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business, (ii) the sale or other disposition of any securities of any Person not sold or otherwise disposed of in the ordinary course of business or (iii) the extinguishment of any Debt of any Person; or (c) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

         "CONSOLIDATED TANGIBLE NET WORTH" of any Person, as of any date of determination, means the consolidated shareholders' equity of such Person as determined in accordance with GAAP less (to the extent included) amounts attributable to Disqualified Shares of such Person.

         "CREDIT PARTY" means any of, and "Credit Parties" means all of, the Borrowers and the Guarantors.

         "CUSTOMARY PERMITTED LIENS" means

                  (a) Liens for taxes, assessments or charges of any government authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect of which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;

                  (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP or which in the aggregate do not detract from the value of the property or assets or materially impair the use thereof in the operation of the business of either of the Borrowers;

                  (c) licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrowers;

                  (d) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing obligations for the payment of borrowed money and not materially interfering with the conduct of the business of the Borrowers;

                  (e) rights of tenants, subtenants, franchises or parties in possession (other than a debtor in possession, trustee in bankruptcy or receiver of a Borrower), or options or rights of first refusal, whether pursuant to leases, subleases, franchise agreements, other occupancy agreements or otherwise, if such rights were vested on the date hereof or created thereafter in the ordinary course of business in transactions permitted under this Agreement;

                  (f) any interest or title of a lessor, sub-lessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

                  (g) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

                  (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

                  (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods, entered into by a Borrower in the ordinary course of business in accordance with the past practices of such Borrower;

                  (j) deposits made to secure statutory obligations in the form of excise taxes;

                  (k) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); and

                  (l) Liens resulting from operation of law with respect to any judgments or orders not constituting a Default.

         "DEBT" means, as to any Person (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instrument,
(c) obligations to pay the deferred purchase price of property or services, (d) obligations classified as "capital leases" in accordance with GAAP, (e) any obligation of such Person with respect to Hedging Obligations and (f) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

         "DEFAULT" means a condition or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

         "DEFAULT INTEREST RATE" shall mean the Interest Rate plus 2% per annum.

         "DELIVERY DATE" means the date on which a Mortgaged Vessel is tendered by the seller thereof to the applicable Borrower, and such Borrower accepts delivery thereof, in accordance with the terms of the relevant memorandum of agreement relating to such Mortgaged Vessel.

         "DESIGNATED TRANSACTION" means a Transaction which fulfills the following requirements:

                  (a) it is entered into by Party B and the Swap Provider pursuant to the Master Agreement for purposes of one or more Hedging Obligations;

                  (b) the notional principal amount of such Transaction, together with all other continuing Designated Transactions, does not and in the future (taking into account the scheduled amortization thereof) will not exceed the aggregate amount of the Loan scheduled to be outstanding from time to time; and

                  (c) it is designated by the Swap Provider, by delivery by the Swap Provider to the Agent of a notice of designation in the form set out in Exhibit D, as a Designated Transaction for the purposes of the Loan Documents.

         "DISQUALIFIED SHARES" means any share capital that by its terms or upon the happening of any event matures or is mandatorily redeemable.

         "DRAWDOWN DATE" means each requested date for the making of each Borrowing, which shall not be later than the Commitment Termination Date.

         "EARNINGS ACCOUNT" means each account opened by and in the name each of the Borrowers with NORDEA BANK NORGE ASA, Grand Cayman Branch, in which the earnings of each Mortgaged Vessel shall be collected.

         "EBITDA" means, with respect to Seabulk International and its Subsidiaries for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income:

                  (a) all federal, state and local and all foreign income tax expense;

                  (b) Consolidated Interest Expense;

                  (c) depreciation expense and amortization expense;

                  (d) the sum of any non-cash costs, charges or expenses attributable to the accrual of or reserve for cash charges in any future period for pension liabilities of Seabulk International and its Subsidiaries;

                  (e) an amount equal to any non-cash loss or gain realized in connection with an asset sale or any unrealized gains or losses in respect of any Hedging Obligations;

                  (f) an amount equal to the fees, expenses and other costs incurred by the Credit Parties in connection with the transactions contemplated by this Agreement; and

                  (g) to the extent that Seabulk International's accounting policy with respect to the capitalization of dry-docking costs is changed, an amount equal to any expensed dry-docking cost.

         Notwithstanding the foregoing, amounts relating to a Subsidiary of Seabulk International shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (or loss) of such Subsidiary was included in calculating Consolidated Net Income.

         "EVENT OF LOSS" means any actual, constructive, compromised or arranged total loss of, or the requisition of title to, a Mortgaged Vessel.

         "ENVIRONMENTAL ACTION" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL INCIDENT" means (i) any release of Environmentally Sensitive Material from a Mortgaged Vessel; or (ii) any incident in which Environmentally Sensitive Material is released from a vessel other than a Mortgaged Vessel and which involves collision between a Mortgaged Vessel and such other vessel or some other incident of navigation or operation, in either case, where a Mortgaged Vessel or the relevant Borrower is actually or allegedly at fault or otherwise liable (in whole or in part); or (iii) any incident in which Environmentally Sensitive Material is released from a vessel other than a Mortgaged Vessel and where such Mortgaged Vessel is actually or potentially liable to be arrested as a result and/or where the relevant Borrower is actually or allegedly at fault or otherwise liable;

         "ENVIRONMENTAL LAW" means any federal, state, local, foreign or international law, rule, regulation, order, writ, judgment, injunction, decree, treaty, determination or award relating to the environment, health or safety.

         "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

         "ENVIRONMENTALLY SENSITIVE MATERIAL" means oil, oil products, any other substance which is polluting, toxic or hazardous or any substance the release of which into the environment is regulated, prohibited or penalized by or pursuant to any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Code.

         "ERISA EVENT" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan described in Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that would constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan; provided, however; that an event described in clause (a), (c) or (d) of this definition, or in clause (b) of this definition solely with respect to a standard termination under Section 4041(b) of ERISA, shall be an ERISA Event only if such event is reasonably likely to result in a material liability of such Person or any of its ERISA Affiliates.

         "FAIR MARKET VALUE" means, in relation to a Mortgaged Vessel, the fair market value of such Mortgaged Vessel determined by means of a valuation made (at the expense of the Borrowers) at any relevant time by an Acceptable Broker as may from time to time be selected by the Borrowers; such valuation shall be made on an "as is where is" basis with or without physical inspection of such Mortgaged Vessel, on the basis of a sale for prompt delivery for cash at arms' length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contracts of employment, and shall be conclusive evidence of the fair market value of such Mortgaged Vessel at the date of such valuation.

         "FINAL PAYMENT DATE" means (a) in respect of Tranche A Advances, March 31, 2011; and (b) in respect of Tranche B Advances, March 31, 2007.

         "FOREIGN PENSION PLAN" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by a Credit Party Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of such Credit Party or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, except as disclosed in the financial statements of the Credit Parties.

         "GUARANTEED OBLIGATIONS" shall have the meaning assigned such term in
Section 7.01(a).

         "GUARANTORS" means Seabulk International, Seabulk Global Carriers and Seabulk Tankers.

         "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

         "HEDGING OBLIGATIONS" means, with respect to any Person, the net amount of the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign currency exchange agreements, commodity price protection agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, foreign currency exchange rates and commodity prices.

         "INDENTURE" means the Indenture dated as of August 5, 2003 among Seabulk International, the guarantors named therein and Wachovia Bank, National Association, as Trustee.

         "INTEREST PAYMENT DATE" means, in the case of each Advance, the day on which interest in respect of such Advance is due in accordance with Section 2.06(a) of this Agreement.

         "INTEREST PERIOD" means, for each Advance, (a) in the case of the first such period, the period commencing on the date such Borrowing is made and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and (b) thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the periods elected by the Borrowers pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months as the Borrowers may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select or request; PROVIDED, that:

         (i) the Borrowers may not select any Interest Period which ends after any Payment Date unless, after giving effect to such selection, the aggregate principal amount of Advances having Interest Periods that end on or prior to such Payment Date shall be at least equal to the aggregate principal amount of such Advances due and payable on or prior to such Payment Date;

         (ii) the first Interest Payment Date applicable to the Borrowing made in respect of the delivery of the second Mortgaged Vessel shall coincide with the Interest Payment Date then applicable to the outstanding Advances;

         (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Banking Day, the last day of such Interest Period shall be extended to occur on the next succeeding Banking Day, PROVIDED THAT, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Banking Day;

         (iv) whenever the first day of any Interest Period occurs on a day in a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Banking Day of such succeeding calendar month.

         "INTEREST RATE" means LIBOR plus the Applicable Margin.

         "INVESTMENT" means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock (or other equity interest), Indebtedness or other similar instruments.

         "ISM CODE" means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.714(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and any amendments or extensions thereto and the rules, regulations and requirements thereunder.

         "ISM CODE DOCUMENTATION" in relation to a Vessel includes:

                  (a) the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to a Vessel within the periods specified by the ISM Code; and

                  (b) all other documents and data which are relevant to the ISM Safety Management Systems and its implementation and verification which the Agent may reasonably require; and

                  (c) any other documents which are relevant to establish and maintain a Vessel or the relevant Borrower's compliance with the ISM Code which the Agent may reasonably require.

         "ISM SAFETY MANAGEMENT SYSTEMS" means the Safety Management System referred to in Clause 1.4 (or any other relevant provision) of the ISM Code.

         "LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

         "LIBOR" means, with respect to any Interest Period, the rate per annum calculated by the Agent at approximately 11:00 a.m., London time, on the date which is two Banking Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period.

         "LIEN" means any mortgage, pledge, charge or other encumbrance of any kind.

         "LIGHTSHIP TANKER ENTITIES" means Lightship Tanker Holdings, L.L.C., Lightship Partners, L.P., Lightship Tankers I, L.L.C., Lightship Tankers II, L.L.C., Lightship Tankers III, L.L.C., Lightship Tankers IV, L.L.C., Lightship Tankers V, L.L.C., Delaware Tanker Holdings I, Inc., Delaware Tanker Holdings II, Inc., Delaware Tanker Holdings III, Inc., Delaware Tanker Holdings IV, Inc. and Delaware Tanker Holdings V, Inc.

         "LOAN" means, at any time, the aggregate principal amount of the Term Loans advanced by the Lenders pursuant to Section 2.01.

         "LOAN DOCUMENTS" means this Agreement, the Note, the Guaranty, the Master Agreement and the Security Documents.

         "MAJORITY LENDERS" means Lenders holding more than 50% of the aggregate unpaid principal amount of the Loan.

         "MANAGEMENT AGREEMENT" means a management agreement with the Manager based on or substantially in the form of the BIMCO Standard Ship Management Agreement "Shipman 98", or such other management agreement in form and substance reasonably satisfactory to the Agent providing for the commercial and technical management of the Mortgaged Vessels.

         "MANAGER" means World-Wide Shipping Managers Pte. Ltd., a company incorporated and existing under the laws of Singapore, or such other manager as is selected by the Borrowers with the prior consent of the Agent acting on the instructions of and upon the acceptance by the Majority Lenders.

         "MASTER AGREEMENT" means the Master Agreement (on the 1992 ISDA Master Agreement form) entered into among Party B and the Swap Provider, and each Confirmation and Schedule related thereto, pursuant to which Party B enters into certain Transactions (as such term is defined in the Master Agreement) pursuant to separate Confirmations providing for, among other things, the payment of certain amounts by the Borrowers to the Swap Provider to hedge the Borrowers' exposure to interest rate fluctuations under this Agreement.

         "MATERIAL ADVERSE EFFECT" means, (i) with respect to a Person, any material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations, performance, properties or prospects of such Persons taken as a whole on, where appropriate, a consolidated basis in accordance with GAAP, (ii) with respect to any Loan Document, any adverse effect (a) whether material or not, on the binding nature, validity or enforceability thereof, (b) on any Person's ability to perform its obligations under such Loan Document or (c) on the rights and remedies of the Security Trustee or any Lender thereunder and (iii) with respect to any Collateral, a material adverse effect on its value as Collateral or its usefulness in the business of any Person pledging such Collateral or on the validity, perfection, priority or enforceability of the Security Trustee's Lien thereon.

         "MORTGAGED VESSELS" means each of the Liberian registered vessels SEABULK RELIANT, Official Number 12274, and SEABULK TRUST, Official Number 12273, subject to a Mortgage.

         "MORTGAGE" means a First Preferred Liberian Ship Mortgage made by a Borrower in favor of the Security Trustee, for the benefit of the Lenders and the Swap Provider, in respect of such Borrower's Mortgaged Vessel, in substantially the form of Exhibit E (as the as the same may be amended, supplemented or modified from time to time).

         "MULTIPLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA, and (a) that is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) that was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "NOTE" means the joint and several promissory note of the Borrowers payable to the order of the Agent, for the benefit of the Lenders, in substantially the form of Exhibit F hereto, evidencing the aggregate indebtedness of the Borrowers to the Lenders resulting from the total Advances made or to be made by the Lenders in respect of the Mortgaged Vessels.

         "NOTICE OF BORROWING" has the meaning ascribed thereto in Section 2.02(a) hereof.

         "OBLIGATIONS" means all the payment and performance obligations of the respective obligor under this Agreement, the Security Documents and the Master Agreement.

         "OFFICER'S CERTIFICATE" means a certificate of the Secretary or other authorized officer of the Borrower.

         "PARTY B" means, collectively, the Borrowers and Seabulk International.

         "PAYMENT DATE" means with respect to each Mortgaged Vessel, June 30, 2004 and each date every three (3) months thereafter until the Final Payment Date.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

         "PERSON" means an individual, partnership, corporation (including a business trust), firm, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency or instrumentality thereof.

         "PERMITTED ENCUMBRANCES" means: (a) liens or rights in rem for current crew's wages, for general average or salvage (including contract salvage) or for wages of stevedores employed by the charterer, the operator, agent or master of a Mortgaged Vessel which in each case (i) are unclaimed or (ii) shall not have been due and payable for ten (10) days after termination of a voyage; (b) liens or rights in rem for repairs or incident to current operations of a Mortgaged Vessel (other than those referred to in clause (a) above) or with respect to any change, alteration or addition made to such Mortgaged Vessel, but only to the extent in each case that such liens are based on claims not yet delinquent and do not involve any risk of a sale, forfeiture, hindrance to operation or loss of such Mortgaged Vessel; (c) liens or rights in rem for sums due to the Manager under the Management Agreement, but only to the extent in each case that such liens are based on claims not yet delinquent and do not involve any risk of a sale, forfeiture, hindrance to operation or loss of such Mortgaged Vessel; (d) liens for amounts being contested by the applicable Borrower in good faith by appropriate procedures, diligently prosecuted or appealed which do not involve any risk of a sale, forfeiture, hindrance to operation or loss of a Mortgaged Vessel; (e) liens covered by valid policies of insurance held with respect to a Mortgaged Vessel and meeting the requirements of the related Mortgage; (f) the lien of the Mortgages and the other Security Documents; and (g) any other liens expressly permitted by any of the Loan Documents.

         "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

         "RATABLE PORTION" means, as to any Lender, with respect to either the Tranche A or Tranche B portion of any Borrowing or the Loan, the percentage obtained by dividing such Lender's Commitment in relation to such Tranche by the aggregate amount of all the Lenders' Commitments in relation to such Tranche.

         "REPAYMENT SCHEDULE" means the schedule, attached hereto as Schedule 2, setting out the amount and due date of each installment payable pursuant to
Section 2.04.

         "REPORTABLE EVENT" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection ..22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

         "RESTRICTED PAYMENT" shall have the meaning assigned such term in
Section 6.01(h).

         "SEABULK GLOBAL CARRIERS" means Seabulk Global Carriers, Inc., a Liberian corporation.

         "SEABULK INTERNATIONAL" means Seabulk International, Inc., a Delaware corporation.

         "SEABULK TANKERS" means Seabulk Tankers, Inc., a Delaware corporation.

         "SECURITY DOCUMENTS" means (a) this Agreement (where the context so admits), (b) each Mortgage, (c) each Assignment of Earnings, (d) each Assignment of Insurances and (e) any other document that provides for the guarantee of the obligations of the Borrowers under the Loan

Documents or that creates, or purports to create, a Lien in favor of, or for the benefit of, the Agent or the Lenders or the Swap Provider for purposes of securing the Obligations.

         "SINGLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA, and (a) that is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

         "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the voting stock of such corporation, (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "TAXES" shall have the meaning set forth in Section 2.08 hereof.

         "TERM LOAN" means each term loan advanced by the Lenders to the Borrowers pursuant to Section 2.01.

         "TRANCHE A" means the first tranche of each Term Loan in the aggregate principal amount of US$21,700,000 to be advanced by the Lenders to the Borrowers in a single Borrowing for the acquisition of each Mortgaged Vessel on the Delivery Date of such Mortgaged Vessel.

         "TRANCHE B" means the second tranche of each Term Loan in the aggregate principal amount of US$3,100,000 to be advanced by the Lenders to the Borrowers in a single Borrowing for the acquisition of each Mortgaged Vessel on the Delivery Date of such Mortgaged Vessel.

         "TRANCHES" mean together Tranche A and Tranche B of each Term Loan and in the singular means either of them, as applicable.

         "UNFUNDED CURRENT LIABILITY" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the

PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

         SECTION 1.02. INTERPRETATION. When used in this Agreement, (a) the words "herein," "hereof," and "hereunder," and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Section," "Annex," "Schedule," and "Exhibit" shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified and (b) whenever the context so requires,
(i) the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and (ii) the singular number includes the plural, and vice versa.

         SECTION 1.03. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         SECTION 1.04. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                   ARTICLE II

                                  THE ADVANCES

         SECTION 2.01. THE ADVANCES. The Lenders severally agree, on the terms and conditions hereinafter set forth, to make available to the Borrowers, and the Borrowers agree to borrow from each Lender (i) in respect of Tranche A, in one Advance in respect of each Mortgaged Vessel on any Banking Day during the period from the date hereof until the Commitment Termination Date an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereof in relation to Tranche A, and (ii) in respect of Tranche B, in one Advance in respect of each Mortgaged Vessel on any Banking Day during the period from the date hereof until the Commitment Termination Date an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 2 hereof in relation to Tranche B (such Lender's "Commitment"). Each of the respective Lenders' Advances made on the same date shall together comprise the relevant Borrowing. The Borrowings shall be in an aggregate amount not to exceed $24,800,000 per Mortgaged Vessel (consisting of $21,700,000 of Tranche A and $3,100,000 of Tranche B) and Advances shall be made on each Drawdown Date by the Lenders according to their Ratable Portion in respect of each Tranche.

         SECTION 2.02. BORROWING PROCEDURES. (a) The Advances for each Borrowing shall be made on notice given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the relevant Drawdown Date, by the Borrowers to the Agent (the "Notice of Borrowing"), which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Such Notice of Borrowing shall be by telecopier, telex or cable, and, with respect to a Notice of Borrowing by telex or cable, confirmed immediately thereafter in writing, in substantially the form of Exhibit H hereto, specifying therein the requested (i) Drawdown Date, which shall be a Banking Day, (ii) aggregate principal amount of the Borrowing and (iii) the duration of the initial Interest Period applicable to such Advances. The Interest Period for such Borrowing made on the relevant Drawdown Date shall commence on the relevant Drawdown Date. The Agent shall promptly notify the Borrowers and each Lender of the applicable Interest Rate. Each Lender shall, before 3:00 P.M. (New York City time) on the relevant Drawdown Date, make available for the account of its Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's Ratable Portion of each Tranche of the Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrowers.

         (b) The Notice of Borrowing shall be irrevocable and binding on the Borrowers. The Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the Drawdown Date specified in the Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing when the Borrowing, as a result of such failure, is not made on such date.

         (c) Unless the Agent shall have received notice from a Lender prior to the relevant Drawdown Date that such Lender will not make available to the Agent such Lender's Ratable Portion of each Tranche of the Borrowing, the Agent may assume, or at its option request confirmation from such Lender, that such Lender has made its Ratable Portion available to the Agent on such date in accordance with subsection (a) of this Section 2.02 and the Agent shall, in reliance upon such assumption or confirmation (as the case may be), make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Agent, such Lender shall pay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is paid to the Agent, at the cost (expressed as a rate per annum) to the Agent of funding such Lender's Ratable Portion. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Ratable Portion of each Tranche of the Borrowing for purposes of this Agreement.

         (d) The Notice of Borrowing shall be deemed to constitute a representation and warranty that all of the representations and warranties contained in Section 4.01 hereof are true and correct at the date of such Notice of Borrowing and that, to the knowledge of the Borrowers, no Default or Event of Default has occurred and is continuing.

         SECTION 2.03. FAILURE OF LENDER TO MAKE ADVANCE. The failure of any Lender to make available its Ratable Portion of each Tranche of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the relevant Drawdown Date.

         SECTION 2.04. REPAYMENT. The Borrowers shall repay to the Agent for the ratable account of the Lenders the outstanding principal amount of Tranche A of each of the Term Loans in 28 consecutive quarterly installments. The first 27 repayment installments of US$417,308 in respect of Tranche A of each Term Loan shall be due on each Payment Date, and the final repayment installments of US$10,432,692 in respect of Tranche A of each Term Loan shall be due on the Final Payment Date. The Borrowers shall repay to the Agent for the ratable account of the Lenders the outstanding principal amount of Tranche B of each of the Term Loans in 12 consecutive quarterly installments. The first 11 repayment installments of US$258,333 in respect of Tranche B of each Term Loan shall be due on each Payment Date, and the final repayment installments of US$258,333 in respect of Tranche B of each Term Loan shall be due on the Final Payment Date.

         SECTION 2.05. PREPAYMENT. (a) OPTIONAL. The Borrowers may, upon at least 10 Banking Days' notice to the Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount so prepaid; PROVIDED, HOWEVER, that (i) each partial prepayment shall be in an aggregate principal amount of not less than $500,000 (or, if the aggregate outstanding principal amount of the Loan is less, such aggregate principal amount), and (ii) in the event that any such prepayment is not made on the last day of an Interest Period, the Borrowers shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.03(c). Each such prepayment of the Term Loans shall be applied to the remaining installments under Tranche A and Tranche B of each Term Loan, pro rata in accordance with the unpaid principal amounts thereof. Amounts prepaid under this subsection (a) may not be re-borrowed.

         (b) MANDATORY.

                  (i) SALE OR TOTAL LOSS OF MORTGAGED VESSELS. In the event that any Borrower sells the Mortgaged Vessel owned by it pursuant to the provisions of Section 6.01(d) or such Vessel suffers an Event of Loss, the Borrowers shall be required to prepay an aggregate amount equal to or greater than, in the case of a sale, the remaining balance of principal and accrued interest of the Term Loan relating to such Mortgaged Vessel, or equal, in the case of an Event of Loss, to the proceeds of the insurance required by the relevant Mortgage on such Mortgaged Vessel. Any such prepayment shall be payable (1) in the case of a sale of the Mortgaged Vessel, concurrently with closing of such sale, and (2) in the case of an Event of Loss, on the earlier of (x) the Security Trustee's receipt of insurance proceeds or other compensation attributable thereto and (y) the date that is one hundred twenty (120) days after such Event of Loss. Simultaneously with the acknowledged receipt of the proceeds, the Security Trustee will release the Mortgage and other Liens in respect of such Mortgaged Vessel.

                  (ii) APPLICATION OF SALE OR TOTAL LOSS PROCEEDS. Proceeds of sale or insurance received by the Agent shall be applied: first, in payment of break funding costs pursuant to Section 10.03(c) plus any amounts then due and owing under this Agreement; second, to prepayment of the Tranche A Advances of the Term Loan relating to such Mortgaged Vessel, together with accrued interest to the date of such prepayment on the principal amount prepaid; third to prepayment of the Tranche B Advances of the Term Loan relating to such Mortgaged Vessel, together with accrued interest to the date of such prepayment on the principal amount prepaid; and fourth in payment of amounts owing under the Master Agreement. Any remaining proceeds thereof shall be released to the Borrowers or on their order. Amounts prepaid under this subsection (b) may not be re-borrowed.

         (c) UNWINDING OF DESIGNATED TRANSACTIONS. On or prior to any prepayment of the Advances under this Section 2.05 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the aggregate notional principal amount of the continuing

Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization thereof) exceed the aggregate amount of the Loan scheduled to be outstanding from time to time.

         (d) ADDITIONAL AMOUNTS PAYABLE ON PREPAYMENT. Any prepayment permitted or required hereunder shall be accompanied by payment of (1) accrued interest on the principal amount so prepaid to the date of that prepayment plus (2) if such prepayment is applied to the payment of an Advance on a day other than a Payment Date in respect of such Advance, such additional amounts as each Lender and the Swap Provider shall in its sole reasonable discretion deem necessary to compensate it for (A) the costs incurred by such Lender and the Swap Provider in connection with such prepayment and (B) any actual loss or net cost incurred by such Lender and all amounts due to the Swap Provider due to the occurrence of such prepayment.

         SECTION 2.06. INTEREST ON THE ADVANCES. (a) INTEREST. Subject to
Section 2.06(b), the Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the relevant Drawdown Date until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Advance to the Interest Rate for such Interest Period, payable in arrears on the last day of such Interest Period.

         (b) DEFAULT INTEREST. If the Borrowers shall default in the due and punctual payment of any part of the principal of or interest on the Note, or any other amount due from the Borrowers under this Agreement or any other Loan Document, the Borrowers shall pay on demand interest thereon, to the extent permitted by law, on a daily basis for the period from and including the date of such default up to the date of actual payment (whether before or after judgment) at a rate per annum equal to the Default Interest Rate.

         SECTION 2.07. PAYMENTS AND COMPUTATIONS. (a) TIME. PLACE AND MANNER. The obligations of the Borrowers under the Note and all other amounts payable under this Agreement by the Borrowers to the Lenders and the Agent shall be paid in lawful money of the United States and in funds which are immediately available to the Lenders and the Agent by 10:00 A.M. New York time on the date payment is due (or in the case of amounts expressed to be payable on demand within three days of such demand being made in writing) to the Agent's Account or at such other place as the Agent may from time to time designate, without set-off, counterclaim or defense. Provided that such funds are received by the Agent at or before the time designated above, the Agent will on the date received cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable under Section 2.07(e), 2.10 or 2.11) to the Lenders for the account of their respective Lending Offices, in each case to be applied in accordance with the terms of this Agreement. Partial payments of overdue amounts in respect of fees, expense, interest and/or principal shall (unless specifically provided for elsewhere herein or in any other Loan Document) be applied to the payment of such overdue fees, expenses, interest and/or principal, as the case may be, in such order as the Agent may determine unless otherwise directed by the Lenders.

         (b) COMPUTATION OF INTEREST AND FEES. All computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

         (c) NON-BANKING DAY PAYMENTS. If payment to be made by the Borrowers hereunder or under the Note shall become due on a day other than a Banking Day, that payment shall be made on the next following Banking Day (unless that next following Banking Day falls within the next calendar month, in which event that date shall be the immediately preceding Banking Day) and such extension or reduction of time shall be included in computing any interest or fees in respect of such payment.

         (d) DISTRIBUTION OF PAYMENTS TO THE LENDERS. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder or under the Note that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full on such date and, in reliance upon such assumption, the Agent may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the federal funds rate as determined by the Agent.

         (e) FUNDING LOSSES. The Borrowers agree to indemnify each Lender against any loss or net cost (as determined by such Lender) resulting from (i) any relending, depositing or sale by such Lender of funds which may have been acquired by it to fund its participation in an Advance and which the Borrowers shall fail to borrow under Section 2.01 after giving the Notice of Borrowing as provided in Section 2.02, or (ii) any borrowing or other acquisition by such Lender of funds which may be required by it to cover its position by reason of failure of the Borrowers to pay when due any principal of or interest on the Note or any other amount payable by the Borrowers hereunder or under any of the other Loan Documents.

         SECTION 2.08. TAXES. Any and all payments by the Borrowers hereunder or under the Note or under any of the other Loan Documents shall be made, in accordance with Section 2.07, without deduction by reason of any present or future income, stamp, sales, use, value added, goods and services or other taxes or levies, imposts, deductions, charges, compulsory loans, fees, duties or withholdings whatsoever imposed, assessed, levied or collected by or within any state or nation or any political subdivision or taxing authority thereof or therein on or in respect of (i) this Agreement, the Note, any of the other Loan Documents, or any of the Collateral (including, without limitation, the Mortgaged Vessels), (ii) the acquisition, ownership or transfer of any thereof,
(iii) the registration, notarization or other formalization of any thereof and
(iv) any payments of principal, interest, charges, fees or other amounts made on, under or in respect of the Note, this Agreement, any Loan Document or any such Collateral, excluding (x) with respect to a Lender, taxes on or measured by the overall net income of such Lender imposed by any state or nation or any political subdivision or taxing authority thereof or therein as a result of such Lender doing business in such jurisdiction (other than any such state, nation, political subdivision or taxing authority imposing such taxes solely as a result of the transactions contemplated by this Agreement, any Loan Document or as a result of the location or operation of the Mortgaged Vessels or any other Collateral in such jurisdiction if such Lender would not be subject to taxation in such jurisdiction but for the transactions contemplated by this Agreement or any other Loan Document) or (y) such taxes as are levied on a Lender as a result of business transactions of such Lender unrelated to this Agreement, any Loan Document or the Mortgaged Vessels, together with interest and penalties with respect thereto, if any, (such taxes, levies, imposts, deductions, charges, compulsory loans, fees, duties and withholdings, together with interest and penalties, if any, being herein collectively defined as "Taxes"). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or the Collateral, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.08) each Lender receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount required to be deducted to the relevant tax authority or other authority in accordance with and in the time allowed by applicable law. Within 30 days after the date of payment of Taxes, such Borrower shall furnish to the Agent an original receipt showing payment of such Taxes or such other appropriate evidence of payment thereof as is acceptable to Agent. All Taxes shall be paid by a Borrower, for its own account, to the appropriate authority before the date on which penalties attach thereto unless contested in good faith by appropriate proceedings. The Borrowers will jointly and severally indemnify each Lender against, and reimburse each Lender on written demand for, any Taxes. The agreements in this Section 2.08 shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder.

         SECTION 2.09. INCREASED COST AND REDUCED RETURN. The Borrowers agree to jointly and severally indemnify and hold each Lender harmless against the net cost to such Lender (as determined by such Lender in its sole discretion absent manifest error) of (a) any material and adverse change in the basis of taxation by any government of payments of principal of or interest on its Advances and
(b) any reserve requirements, taxes or other charges or any other requirements imposed or implemented by any government or governmental regulatory agency after the date of this Agreement on its participation in the Loan or any Advance thereof or any deposits or other funds acquired by such Lender to make its participation in the Loan of any Advance thereof, which requirements, taxes or charges have the effect of increasing the cost to such Lender of making or maintaining its participation in the Loan or any Advance thereof; PROVIDED, HOWEVER, that, if by the provisions of any applicable law, the payment or reimbursement of any such net cost cannot be legally made, then the Borrowers shall be entitled at any time thereafter, on giving not less than fifteen (15) days prior notice in writing to the Agent, to prepay the whole (but not a part) of the aggregate outstanding principal amount of such Lender's participation in the Loan, without penalty or premium, such prepayment to be accompanied by payment of accrued interest to the date of such prepayment and of all other amounts owing to such Lender pursuant to this Agreement, any of the other Loan Documents or any of the Collateral as well as such amounts as such Lender shall in its sole discretion absent manifest error deem necessary to compensate it for any loss or net cost incurred by it due to the occurrence of any such prepayment, whereupon such Lender's obligations to continue to make its participation in the Advances available shall forthwith terminate.

         SECTION 2.10. ILLEGALITY. In the event that by reason of any change in applicable laws or regulations or regulatory requirements, or in the interpretation thereof, by any governmental or regulatory authority charged with the administration thereof, it becomes unlawful for a Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender will notify the Borrowers and the Agent to that effect and thereupon such Lender and the Borrowers shall negotiate in good faith to agree on terms for such Lender to continue its participation in the Loan on a basis which is not unlawful. In the event no agreement shall be reached between the Borrowers and such Lender within a period which in the absolute discretion of such Lender is reasonable, such Lender (i) will use its reasonable efforts to find a substitute Lender and (ii) shall be entitled to give notice to the Borrowers and the Agent that such Lender's obligation to make and/or maintain its participation in the Advances shall be forthwith terminated and thereupon the amount of its participation in the Loan, or any relevant part thereof outstanding, shall become due and payable in full on the first Payment Date to occur following the receipt by the Borrowers of such notice, together with accrued interest thereon and other sums payable hereunder, and such amounts as such Lender shall specify to be necessary to compensate it for any loss and expenses incurred by it on such Payment Date as a result of such prepayment, unless earlier prepayment is required by any law, regulation and/or regulatory requirement.

         SECTION 2.11. DESIGNATED TRANSACTIONS. The Swap Provider undertakes to enter into Designated Transactions in the aggregate notional principal amount up to or equal to the aggregate principal amount of Tranche A and Tranche B of each Term Loan on such terms as the Swap Provider and Party B shall agree.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         SECTION 3.01. CONDITIONS PRECEDENT TO THE FIRST BORROWING. The obligation of each Lender to make its Advance on the first Drawdown Date is subject to the following conditions precedent having been satisfied (or waived in writing by the Lenders) on or prior to the first Drawdown Date:

         (a) the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Credit Parties as they shall have reasonably requested;

         (b) the Borrowers shall have paid, or caused to be paid, all accrued fees then due and payable pursuant hereto;

         (c) the Borrowers shall have opened each of the Earnings Accounts; and

         (d) the Agent shall have received on or before the first Drawdown Date (except as provided in Section 3.01(d)(xvii)) each of the following, each (where applicable) dated as of the first Drawdown Date (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Note) in sufficient copies for each Lender:

                  (i) the Note to the order of the Agent, duly executed by the Borrowers;

                  (ii) copies of the resolutions of the board of directors of each of the Credit Parties, certified (as of a date reasonably near the first Drawdown Date) by the Secretary or Assistant Secretary of such Credit Party as being a true and correct copy thereof, approving this Agreement and each other Loan Document to which such Credit Party is or is to be a party, and of all documents evidencing shareholder approval and any other necessary corporate action and governmental approvals for such Credit Party with respect to this Agreement, the Note and each other Loan Document to which such Credit Party is or is to be a party;

                  (iii) a certificate of the Secretary or an Assistant Secretary of each of the Credit Parties certifying the names and true signatures of the respective officers of such Credit Party authorized to sign this Agreement and each other Loan Document to which such Credit Party is or is to be a party and the other documents to be delivered hereunder and thereunder;

                  (iv) copies of the articles of incorporation, bylaws and other constitutive documents of each of the Credit Parties and each amendment thereto, certified (as of a date reasonably near the first Drawdown Date) by the Secretary or Assistant Secretary of such Credit Party as being a true and correct copy thereof;

                  (v) copies of certificates dated as of a date reasonably near the first Drawdown Date, certifying that each of the Credit Parties is duly incorporated and in goodstanding under the laws of such Credit Party's jurisdiction of incorporation;

                  (vi) a certificate of each of the Credit Parties, signed on behalf of each Credit Party by its Secretary or any Assistant Secretary, dated as of the first Drawdown Date (the statements made in such certificate shall be true on and as of the first Drawdown Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Credit Party since the date of the certificate referred to in subclause (iv) above, (B) the absence of any proceeding for the dissolution or liquidation of such Credit Party, (C) the veracity in all material respects of the representations and warranties contained in this Agreement as though made on and as of the first Drawdown Date and (D) the absence of any event occurring and continuing, or resulting from the making of the Loan that constitutes a Default;

                  (vii) a certificate of each of the Credit Parties, signed on behalf of each Credit Party by its Secretary or any Assistant Secretary, to the effect that no information provided by such Credit Party to the Agent or any Lender contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (viii) evidence that the relevant Mortgaged Vessel has been sold by its seller to and purchased and accepted by the relevant Borrower, and duly documented in the name of such Borrower under the laws and flag of the Republic of Liberia;

                  (ix) each of the following Security Documents, which shall be in full force and effect, with no default thereunder and with no accrued right of termination under any thereof:

                           (A) the Mortgage pertaining to the relevant Mortgaged Vessel, duly executed by the relevant Borrower and duly recorded in accordance with the laws of the Republic of Liberia (and all fees and expenses in connection with the recordation of the Mortgage shall have been duly paid);

                           (B) the Assignment of Earnings pertaining to the relevant Mortgaged Vessel, duly executed by the relevant Borrower; and

                           (C) the Assignment of Insurances pertaining to the relevant Mortgaged Vessel, duly executed by the relevant Borrower, together with a duly signed Notice of Assignment in the form attached thereto;

                  (x) either (A) duly executed UCC-l financing statements and such other documents as the Agent may request, the filing or recordation of which the Lenders, the Agent or its counsel may deem necessary or desirable to create or perfect the Liens created by the Security Documents in the Collateral under applicable law, or (B) evidence of the filing or recordation of the same in such offices as the Agent shall have specified;

                  (xi) evidence of the completion of all other recordings and filings of or with respect to the Security Documents that the Lenders or the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby;

                  (xii) evidence that each and every approval, waiver or consent of any governmental authority or regulatory body which in the discretion of the Agent may be necessary or appropriate in connection with the execution, delivery and performance of the Loan Documents being executed in connection with the first Borrowing and the transactions contemplated thereby has been obtained, is in full force and effect and is valid and sufficient for its purposes;

                  (xiii) a certificate in respect of the relevant Mortgaged Vessel dated within ten (10) days of the date of the making of the Advances duly issued by the Classification Society to the effect that the Mortgaged Vessel is in class and is free of all recommendations and notations affecting class;

                  (xiv) a Certificate of Ownership and Encumbrance with respect to the relevant Mortgaged Vessel issued by the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia in New York, New York (the "Deputy Commissioner's Office"), confirming that (1) such Mortgaged Vessel is duly registered under the laws and flag of the Republic of Liberia in the name of the relevant Borrower and (2) there are on record no mortgages, liens or other encumbrances on such Mortgaged Vessel other than the Mortgage;

                  (xv) evidence of insurance effected with respect to the relevant Mortgaged Vessel naming the Security Trustee as insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks (including, without limitation, Marine and War, Hull and Machinery, Protection and Indemnity, Mortgagee's Interest Insurance, including Additional Perils-Pollution) as is required pursuant to the terms of the applicable Mortgage, and a BankAssure report in form and substance satisfactory to the Agent regarding the adequacy of such insurance coverage;

                  (xvi) a valuation of the Fair Market Value of the relevant Mortgaged Vessel, dated not more than 10 days prior to the first Drawdown Date and showing such Fair Market Value to be not less than 115% of the amount of the Loan that will be outstanding on the first Drawdown Date;

                  (xvii) copies of all ISM Code Documentation required to be maintained in respect of the relevant Mortgaged Vessel (which documents may be provided within 3 Banking Days after the first Drawdown Date if such documents are not available on or prior to the first Drawdown Date);

                  (xviii) a favorable opinion of Watson, Farley & Williams, special Liberian and New York counsel for the Lenders, in form, scope and substance satisfactory to the Lenders; and

                  (xix) a favorable opinion of counsel for the Credit Parties as to matters of New York law, Delaware Law and United States federal law, in form, scope and substance satisfactory to the Lenders.

         SECTION 3.02. CONDITIONS PRECEDENT TO THE SECOND BORROWING. The obligation of each Lender to make its Advance on the second Drawdown Date is subject to the following conditions precedent having been satisfied (or waived in writing by the Lenders) on or prior to the second Drawdown Date:

         (a) the Borrowers shall have paid, or caused to be paid, all fees due and payable on or before the second Drawdown Date; and

         (b) the Agent shall have received on or before the second Drawdown Date (except as provided in Section 3.01(b)(xi)) each of the following, each dated as of the second Drawdown Date (unless otherwise specified) in form and substance satisfactory to the Agent (unless otherwise specified) and in sufficient copies for each Lender:

                  (i) a certificate of each of the Credit Parties, signed on behalf of each Credit Party by its Secretary or any Assistant Secretary, dated as of the second Drawdown Date (the statements made in such certificate shall be true on and as of the second Drawdown Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Credit Party since the date of the certificate referred to in Section 3.01(d)(vi) above, (B) the absence of any proceeding for the dissolution or liquidation of such Credit Party, (C) the veracity in all material respects of the representations and warranties contained in this Agreement as though made on and as of the second Drawdown Date and (D) the absence of any event occurring and continuing, or resulting from the making of the Loan that constitutes a Default;

                  (ii) evidence that the relevant Mortgaged Vessel has been sold to and accepted by the relevant Borrower, and duly documented in the name of such Borrower under the laws and flag of the Republic of Liberia;

                  (iii) each of the following Security Documents, which shall be in full force and effect, with no default thereunder and with no accrued right of termination under any thereof:

                           (A) the Mortgage pertaining to the relevant Mortgaged Vessel, duly executed by the relevant Borrower and duly recorded in accordance with the laws of the Republic of Liberia (and all fees and expenses in connection with the recordation of the Mortgage shall have been duly paid);

                           (B) the Assignment of Earnings pertaining to the relevant Mortgaged Vessel, duly executed by the relevant Borrower; and

                           (C) the Assignment of Insurances pertaining to the relevant Mortgaged Vessel, duly executed by the relevant Borrower, together with a duly signed Notice of Assignment in the form attached thereto;

                  (iv) either (A) duly executed UCC-l financing statements and such other documents as the Agent may request, the filing or recordation of which the Lenders, the Agent or its counsel may deem necessary or desirable to create or perfect the Liens created by the Security Documents in the Collateral under applicable law, or (B) evidence of the filing or recordation of the same in such offices as the Agent shall have specified;

                  (v) evidence of the completion of all other recordings and filings of or with respect to the Security Documents that the Lenders or the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby;

                  (vi) evidence that each and every approval, waiver or consent of any governmental authority or regulatory body which in the discretion of the Agent may be necessary or appropriate in connection with the execution, delivery and performance of the Loan Documents being executed in connection with the second Borrowing and the transactions contemplated thereby has been obtained, is in full force and effect and is valid and sufficient for its purposes;

                  (vii) a certificate in respect of the relevant Mortgaged Vessel dated within ten (10) days of the date of the making of the Advances duly issued by the Classification Society to the effect that the Mortgaged Vessel is in class and is free of all recommendations and notations affecting class;

                  (viii) a Certificate of Ownership and Encumbrance with respect to the relevant Mortgaged Vessel issued by the Deputy Commissioner's Office, confirming that (1) such Mortgaged Vessel is duly registered under the laws and flag of the Republic of Liberia in the name of the relevant Borrower and (2) there are on record no mortgages, liens or other encumbrances on such Mortgaged Vessel other than the Mortgage;

                  (ix) evidence of insurance effected with respect to the relevant Mortgaged Vessel naming the Security Trustee as insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks (including, without limitation, Marine and War, Hull and Machinery, Protection and Indemnity, Mortgagee's Interest Insurance, including Additional Perils-Pollution) as is required pursuant to the terms of the applicable Mortgage, and a BankAssure report in form and substance satisfactory to the Agent regarding the adequacy of such insurance coverage;

                  (x) a valuation of the Fair Market Value of the relevant Mortgaged Vessel, dated not more than 10 days prior to the second Drawdown Date and showing the aggregate Fair Market Value of the Mortgaged Vessels to be not less than 115% of the amount of the Loan that will be outstanding on the second Drawdown Date;

                  (xi) copies of all ISM Code Documentation required to be maintained in respect of the relevant Mortgaged Vessel (which documents may be provided within 3 Banking Days after the second Drawdown Date if such documents are not available on or prior to the second Drawdown Date);

                  (xii) a favorable opinion of Watson, Farley & Williams, special New York counsel for the Lenders, in form, scope and substance satisfactory to the Lenders; and

                  (xiii) a favorable opinion of counsel for the Credit Parties as to matters of New York law, Delaware law and United States federal law, in form, scope and substance satisfactory to the Lenders.

         SECTION 3.03. CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of the Lenders to make available their Ratable Portion of each Tranche of each Borrowing is further subject to the satisfaction of the following conditions:

         (a) receipt by the Agent of a Notice of Borrowing as required by
Section 2.02 and such other documents, opinions and instruments relating to the transactions contemplated hereby as any Lender or the Agent may reasonably request;

         (b) immediately after the making of such Borrowing, the aggregate outstanding principal amount of the Advances will not exceed the Commitments;

         (c) immediately before and after giving effect to the making of such Borrowing, no Default shall have occurred and be continuing;

         (d) the representations and warranties of the Credit Parties contained in this Agreement shall be true on and as of the date of the making of such Borrowing, unless such representation or warranty shall expressly relate to a different date;

         (e) except as permitted in this Agreement, there has not been any material change of circumstances in respect of any of the Credit Parties or its shareholders;

         (f) any inspection reports of the Vessels requested by the Agent as permitted hereunder shall be satisfactory to the Agent and the Agent shall be satisfied that upon a review of the class records by the Agent or a surveyor appointed by the Agent that the Mortgaged Vessels are being properly maintained within the requirements of the relevant Classification Society;

         (g) each of the Credit Parties shall have complied with all laws, rules, regulations, contracts or other requirements which may be applicable to it, the absence of which would have a Material Adverse Effect on (1) any of the Borrowers or the Guarantors, (2) the Loan Documents or (3) the Collateral; and

         (h) the Borrowers shall have paid, or caused to be paid, all costs (including legal fees), incurred by the Lenders, the Agent, the Security Trustee and the Swap Provider in connection with the preparation, execution and performance of this Agreement and the other Loan Documents.

         Unless waived by the Agent or the Lenders, the making of such Borrowing hereunder shall be deemed to be a representation and warranty by the Credit Parties to the Lenders on the date of such borrowing as to the facts specified in clauses (b), (c) and (d) of this Section 3.03.

         SECTION 3.04. DETERMINATIONS UNDER SECTION 3.01, 3.02 AND 3.03. For purposes of determining compliance with the conditions specified in Section 3.01, 3.02 and 3.03, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the relevant Drawdown Date specifying its objection thereto and such Lender shall not have made available to the Agent such Lender's Ratable Portion in respect of each Tranche.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. REPRESENTATIONS AND WARRANTIES. Except as otherwise indicated, each of the Credit Parties represents and warrants as of the date hereof and as of each the Drawdown Date as follows:

         (a) CORPORATE EXISTENCE AND POWER. Each of the Credit Parties (i) is a company duly organized, validly existing and in good standing under the laws of such Credit Party's jurisdiction of incorporation, (ii) is duly qualified and in good standing as a foreign company or corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not result in a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

         (b) AUTHORIZATION; NO VIOLATION. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is or is to be a party, and the consummation of other transactions contemplated thereby, are within such Credit Party's corporate or company powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Credit Party's articles of incorporation or bylaws, (ii) violate, to the best knowledge of the such Credit Party, any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Credit Party or any of its properties other than the loan agreements and other documents entered into pursuant to Borrowings under this Agreement, or (iv) except for the Liens created by the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Credit Party. To the best knowledge of the Credit Parties, none of the Credit Parties is not in violation, of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument.

         (c) GOVERNMENTAL CONSENTS. No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other consent or approval of any other Person is required for (i) the due execution, delivery and performance by any of the Credit Parties of this Agreement or any other Loan Document to which it is or is to be a party or for the consummation of the transactions contemplated thereby, (ii) the grant by any of the Credit Parties of the Liens granted by them pursuant to the Security Documents, (iii) except as contemplated in Section 4.01(s), the perfection or maintenance of the Liens created by the Security Documents (including the first priority nature thereof), or (iv) the exercise by the Security Trustee or any Lender of their rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for the authorizations, approvals, consents, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

         (d) BINDING EFFECT. This Agreement has been, and the Note and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each of the Credit Parties as applicable thereto. This Agreement is, and the Note and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligations of the Credit Parties thereto, enforceable against such Credit Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally and to general principles of equity. The Borrowers are entering into this Agreement and borrowing hereunder for their own account.

         (e) FINANCIAL INFORMATION. The balance sheets, as at the date of this Agreement, of each of the Credit Parties are complete and correct, and fairly present the financial condition of each such Credit Party. The Credit Parties have no contingent obligation, liability for taxes or unusual forward or long-term commitment except as specifically set forth in the balance sheets. Since the date of this Agreement no dividend or other distribution has been declared or paid or made to any shareholder of any of the Credit Parties except as permitted in Section 6.01(h) or (i).

         (f) NO LITIGATION. Except as disclosed in Schedule 4.01(f), there is no pending or, to the best knowledge of the Borrowers threatened, action, proceeding, governmental investigation or arbitration affecting any of the Borrowers before any court, governmental agency or arbitrator, in which there is a reasonable possibility of an adverse decision which could result in a Material Adverse Effect or which in any manner draws into question the legality, validity, binding effect or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby or thereby.

         (g) COMPLIANCE WITH ERISA. (i) Schedule 4.01(g) sets forth each Plan maintained by the Credit Parties; each Plan, other than any Multiple Employer Plan, (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan, other than any Multiple Employer Plan, (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Credit Parties or ERISA Affiliates no Plan which is a Multiple Employer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to a Credit Party's operation; no Plan (other than a Multiple Employer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule 4.01(g)); neither the Credit Parties nor any of their Subsidiaries nor ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or
4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Credit Parties, any of their Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiple Employer Plan, to the best knowledge of the Credit Parties or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Credit Parties, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Credit Parties, any of their Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiple Employer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Credit Parties, their Subsidiaries or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Credit Parties or any of their Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Credit Parties and their Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

         (ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made. None of the Credit Parties nor any of their Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

         (h) COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as disclosed in Schedule 4.01(h), the operations and properties of each of the Credit Parties comply with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Credit Parties and the Credit Parties are in compliance with all such Environmental Permits. Except as disclosed in Schedule 4.01(h), no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against any of the Credit Parties or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either
(i) or (ii) above, be reasonably likely to result in a Material Adverse Effect, and no Environmental Incident has occurred that would be reasonably likely to result in a Material Adverse Effect.

         (i) COMPLIANCE WITH STATUTES, ETC. Each of the Credit Parties is in compliance in all material respects with all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.01(i)(1), each Mortgaged Vessel is, or will be upon acquisition, operated in material compliance with all applicable maritime laws, rules and regulations. Schedule 4.01(i)(2) correctly lists all ISM Code Documentation required to be maintained in respect of each of the Mortgaged Vessels.

         (j) MARGIN STOCK. The Credit Parties do not own and do not have any intention of acquiring any "margin stock" as defined in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System. None of the Credit Parties is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Credit Parties, nor any agent acting on their behalf, have not taken or will not take any action which might cause the transactions contemplated herein or in any other Loan Document to violate Regulation G, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now in effect or as the same may hereafter be in effect.

         (k) SUBSIDIARIES AND MATERIAL ASSETS. None of the Borrowers has any direct or indirect Subsidiaries. Schedule 4.01(k)(1) correctly lists all direct and indirect Subsidiaries of Seabulk International and the percentage of capital stock of each such Subsidiary owned, directly or indirectly, by Seabulk International. Schedule 4.01(k)(2) lists all of the material assets owned or leased by each Credit Party.

         (l) NOT "INVESTMENT COMPANY", "HOLDING COMPANY" OR "PUBLIC UTILITY". None of the Credit Parties is (i) subject to the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act of 1920, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will constitute a violation by the Borrowers of any provision of such acts or any rule, regulation or order of the U.S. Securities and Exchange Commission thereunder.

         (m) OTHER OBLIGATIONS. None of the Borrowers is a party to any other loan or security agreement except as disclosed previously to the Lenders, and has not filed or permitted to be filed any financing statement, mortgage, pledge or charge with respect to any assets owned by it and, as of the date hereof, there is no security interest, lien, charge or encumbrance of any kind on any of its properties or assets except in favor of the Security Trustee. Schedule 4.01(m) correctly lists the principal amount and maturity date of all material financings and lease agreements of each of the Credit Parties as well as the name of the lender(s) or lessor, the borrower(s) or lessee and all guarantors.

         (n) TAXES. Each of the Credit Parties has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed by it, and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

         (o) PLACE OF BUSINESS. The location of each of the Borrowers for purposes of Article 9 of the Uniform Commercial Code is Florida.

         (p) USE OF PROCEEDS. The Borrowers are using the proceeds of the Advances solely for the purpose of financing up to 80% of the aggregate purchase price of the Mortgaged Vessels.

         (q) ASSET CONTROL. Neither of the Borrowers is a "national" of any "designated foreign country", within the meaning of the Foreign Asset Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any regulations or rulings issued thereunder. Neither the making of the Advances nor the use of the proceeds thereof nor the performance by the Borrowers of this Agreement violates any statute, regulation or executive order restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there.

         (r) SOLVENCY. Each of the Credit Parties is Solvent.

         (s) LIENS. The provisions of each of the Security Documents create in favor of the Security Trustee a valid, binding and enforceable security interest and Lien in all right, title and interest in the Collateral therein described, and shall, upon execution by the parties thereto, constitute a fully perfected first priority security interest in favor of the Security Trustee in all right, title and interest in such Collateral, subject to the following (which the Borrowers will do or cause to be done on or as of the relevant Drawdown Date):
(1) the recordation of each of the Mortgages in accordance with the laws of the Republic of Liberia, (2) the filing proper financing statements in such jurisdiction as shall be necessary or advisable in respect of each Assignment of Earnings, and (3) to notice being given to underwriters and protection and indemnity clubs, and their consent being obtained where policy provisions or club rules so require in respect of each Assignment of Insurances. Upon execution and delivery by the relevant Borrower and recording in accordance with the laws of the Republic of Liberia, each Mortgage will be a "preferred mortgage" within the meaning of the United States Ship Mortgage Act, 1920, as amended, recodified at 46 U.S.C. ss.31301 ET. SEQ. (the "Ship Mortgage Act") and will qualify for the benefits accorded a "preferred mortgage" under the Ship Mortgage Act, and no other filing or recording or refiling or rerecording or any other act is necessary or advisable to create or perfect such security interest under the Mortgage or in the mortgaged property therein described. No consent, approval or authorization of any Person is necessary or desirable for the realization of the benefits afforded by the Security Documents or for enforcement of the rights and remedies therein contained by the Security Trustee.

         (t) OWNERSHIP OF BORROWERS, SEABULK GLOBAL CARRIERS AND SEABULK TANKERS. The outstanding capital stock of each of the Borrowers and all other ownership interests and rights to acquire ownership interests in the Borrowers is owned of record by Seabulk Global Carriers and the outstanding capital stock of each of Seabulk Global Carriers and Seabulk Tankers and all other ownership interests and rights to acquire ownership interests in each of Seabulk Global Carriers and Seabulk Tankers is owned of record by Seabulk International.

         (u) NO MONEY LAUNDERING. In performing and discharging its obligations and liabilities under or as contemplated by this Agreement and the Security Documents to which it is a party, each Borrower is acting for its own account and such performance and discharge will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

         (v) TRUE AND COMPLETE. No representation, warranty or statement made, or certificate, document or financial statement provided, by the Credit Parties, in or pursuant to this Agreement or any other Loan Document, or in any other document furnished in connection therewith, is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits to state any material fact necessary to make any such statement herein or therein not misleading.

         (w) NO IMMUNITY. None of the Credit Parties, nor any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction. The execution and delivery of the Loan Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

         (x) SURVIVAL OF REPRESENTATIONS. All representations and warranties made by the Credit Parties herein or made in any certificate delivered pursuant hereto shall survive the making of each Advance and the execution and delivery to the Agent of the Note.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         SECTION 5.01. AFFIRMATIVE COVENANTS. Except as otherwise indicated, each of the Credit Parties covenants and agrees that, so long as this Agreement shall remain in effect or any of the Obligations shall be outstanding, it shall, unless the Credit Parties shall have received the prior written consent of the Majority Lenders:

         (a) EXISTENCE. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except as permitted by Section 6.16), rights and franchises and comply with all laws applicable to it and at all times be qualified to do business in the jurisdictions where failure to qualify could reasonably be expected to result in a Material Adverse Effect.

         (b) PAYMENT OF DEBTS. Pay its debts, liabilities and obligations when due, except (i) any such debts, liabilities and obligations that are being contested in good faith by appropriate proceedings, (ii) any single debt, liability or obligation, which does not, in the case of Seabulk International, exceed US$2,500,000 or, in the case of any other Credit Party, exceed US$500,000, and (iii) any debts, liabilities and obligations, which in the aggregate do not exceed US$5,000,000.

         (c) ACCOUNTS AND RECORDS. Keep and maintain full and accurate accounts and records in accordance with GAAP consistently applied.

         (d) PAYMENT OF TAXES AND CLAIMS. Prepare and timely file all tax returns required to be filed by it and pay and discharge all Taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a lien or charge upon the Collateral or any part thereof, except (i) in each case, for any such Taxes as are being contested in good faith by appropriate proceedings or
(ii) with respect to foreign Taxes, the failure of which to pay or discharge could not reasonably be expected to result in a Material Adverse Effect.

         (e) FINANCING STATEMENTS. In the case of the Collateral, execute, financing statements or other documents deemed necessary or desirable by the Agent to perfect, maintain or preserve any security interest granted pursuant to the Security Documents and pay the filing costs pursuant to law. Without limiting the generality of the foregoing, the Security Trustee will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or that the Agent may reasonably request, to protect and preserve the Liens granted or purported to be granted hereby and by the other Security Documents. Each of the Lenders hereby authorizes the Security Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Lender, where permitted by law.

         (f) COMPLIANCE WITH LAW. Comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all laws and regulations relating to environmental laws and employee benefit plans, failure to company with which could reasonably be expected to result in a Material Adverse Effect.

         (g) FINANCIAL STATEMENTS. Furnish to the Agent the following financial statements:

                  (i) as soon as available but not later than ninety (90) days after the end of each fiscal year of (1) Seabulk International, complete copies of the consolidated financial reports of Seabulk International and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of Seabulk International and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by independent certified public accountants of international standing; (2) each of the Borrowers, complete copies of financial reports of each Borrower, all in reasonable detail, which shall include at least the balance sheet of such Borrower as of the end of such year and the related statements of income and sources and uses of funds for such year, which shall be unaudited, but certified to be true and complete by the chief financial officer of such Borrower; and (3) each of the Lightship Tanker Entities, complete copies of financial reports of each of the Lightship Tanker Entities, all in reasonable detail, which shall include at least the balance sheet of each of the Lightship Tanker Entities as of the end of such year and the related statements of income and sources and uses of funds for such year, which shall be unaudited, but certified to be true and complete by the chief financial officer of Seabulk International;

                  (ii) as soon as available but not later than ninety (90) days after the end of each fiscal year of Seabulk International, complete copies of the consolidated financial reports of Seabulk International and its Subsidiaries (excluding the Lightship Entities), all in reasonable detail, which shall include at least the consolidated balance sheet of Seabulk International and its Subsidiaries (excluding the Lightship Entities), as of the end of such year and related consolidated statements of income and sources and uses of funds for such year, which shall be unaudited, but certified to be true and complete by the chief financial officer of Seabulk International;

                  (iii) as soon as available but not less than forty-five (45) days after the end of each of the first three quarters of each fiscal year of (1) Seabulk International, a quarterly interim consolidated balance sheet of Seabulk International and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of Seabulk International; (2) each of the Borrowers, a quarterly interim balance sheet of such Borrower and the related profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of such Borrower; and (3) each of the Lightship Tanker Entities, a quarterly interim balance sheet of each of the Lightship Tanker Entities and the related profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of Seabulk International;

                  (iv) within ten (10) days of the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other material filings which Seabulk International shall have filed with the U.S. Securities and Exchange Commission or any similar governmental authority;

                  (v) promptly upon the mailing thereof to the shareholders of Seabulk International, copies of all financial statements, reports, proxy statements, notices and other communications transmitted to all of Seabulk International's shareholders;

                  (vi) at such time as the financial statements described in Sections 5.01(g)(i), (ii) and (iii) are delivered, a certificate of Seabulk International's chief financial officer (a "Compliance Certificate") certifying (A) compliance by each of the Credit Parties with each of the covenants contained in this Agreement and, with respect to the covenants in Sections 5.01(n), (o), (p) and (q) hereof, showing the calculations thereof in reasonable detail, (B) that the financial statements delivered in accordance with Sections 5.01(g)(i),
                  (ii) and (iii) are complete and correct in all material respects and present fairly the financial condition and results of operations of Seabulk International and its Subsidiaries, or each Borrower or each Lightship Tanker Entity, as the case may be, as of the dates and for the periods indicated, in accordance with GAAP consistently applied (subject as to interim statements to normal year-end adjustments), and (C) that no Default or Event of Default has occurred or is continuing; and

                  (vii) any other information regarding the Credit Parties that is material to the making and performance of the Loan as the Agent may reasonably request.

         Upon receipt the Agent shall promptly deliver the above referenced financial statements to the Lenders.

         (h) ACCESS TO BOOKS AND RECORDS; INSPECTION OF MORTGAGED VESSELS. Permit the Agent and each Lender, and their respective duly authorized agents and officers, during normal business hours and upon reasonable notice to (i) examine the books and records of each of the

Credit Parties and to make copies and extracts therefore, (ii) discuss the affairs, finances and accounts of each of the Credit Parties, and be advised as to the same by, the officers of each of the Credit Parties, and (iii) inspect the Mortgaged Vessels, as shall be relevant to the performance or observance of the terms, covenants or conditions of this Agreement, the other Loan Documents or the financial condition of the Credit Parties or as the Agent considers necessary or appropriate in order to keep informed as to the then existing state of the Collateral.

         (i) NOTIFICATIONS. Give prompt written notice to the Agent of (i) any Default of which any of the Credit Parties has actual knowledge or an Event of Default specifying the same and the steps being taken to remedy the same, (ii) any litigation or governmental proceeding pending or, to the best knowledge of any of the Credit Parties, threatened against any of the Credit Parties which could reasonably be expected to result in a Material Adverse Effect, (iii) the withdrawal of any Mortgaged Vessel's rating by its Classification Society or the issuance by such Classification Society of any material recommendation or notation affecting class and (iv) any other event or condition which could reasonably be expected to result in a Material Adverse Effect.

         (j) PERFORMANCE OF OBLIGATIONS. Not take, or fail to take, any action, or fail to use commercially reasonable efforts to prevent any action to be taken by others, (i) which would release any Person from any of such Person's covenants or obligations under any agreement or instrument included in the Security Documents, or (ii) which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument in a manner adverse to the Agent or the Lenders.

         (k) ENVIRONMENTAL MATTERS. Promptly, and in any event within five (5) Business Days after an officer of any of the Credit Parties obtains actual knowledge thereof, give written notice to the Agent of one or more of the following environmental matters, unless, in each case, such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to result in a Material Adverse
Effect:

                  (i) any pending or threatened in writing Environmental Action against any of the Credit Parties or any properties owned or operated by any of them;

                  (ii) any condition or occurrence on or arising from any property owned or operated by any of the Credit Parties that
                  (A) results in noncompliance by such Credit Party with any applicable Environmental Law or (B) could reasonably be expected to form the basis of any Environmental Action against any of the Credit Parties or any of their respective properties;

                  (iii) any condition or occurrence on any property owned or operated by any of the Credit Parties that could reasonably be expected to cause such property to be subject to any restrictions on the ownership, occupancy, use or transferability by any of the Credit Parties of such property under any Environmental Law; and

                  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any of the Credit Parties as required by any Environmental Law or any governmental or other administrative agency; PROVIDED THAT in any event the

                  Credit Parties shall deliver to the Agent all material notices received after the date hereof by them from any governmental authority under, or pursuant to, any Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrowers or such Guarantor's response thereto. In addition, upon the request of the Agent, each of the Credit Parties will provide the Agent with copies of all material communications with any governmental authority relating to any Environmental Law, all material communications with any Person (other than their attorneys) relating to any Environmental Action of which notice is required to be given pursuant to this Section 5.01(l), and such detailed reports of any such Environmental Action as may reasonably be requested by the Agent.

         (l) LOAN DOCUMENT OBLIGATIONS. Pay the Note according to the reading, tenor and effect thereof, and do and perform every act and discharge all of the obligations provided to be performed by the Credit Parties under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

         (m) ERISA. Promptly upon learning of the occurrence or the expected occurrence of (i) any material liability of any Credit Party or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal of any Multiple Employer Plan, (ii) a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan for which any Credit Party or any ERISA Affiliate is plan administrator (as defined in ERISA) other than to the extent such failure could not reasonably be expected to result in a Material Adverse Effect,
(iii) a plant closing or mass layoff (as defined in the Worker Adjustment and Retraining Notification Act) of either of the Borrowers, any of the Guarantors or any ERISA Affiliate; (iv) any of the Borrowers, the Guarantors or any ERISA Affiliate becoming liable for material increases in retiree medical, life insurance or other death benefits (contingent or otherwise) (other than as a result of a continuation of medical coverage required under Section 4980B of the Code or the insurance coverage continuation provisions of applicable state law); or (v) a failure to satisfy the conditions represented or warranted to in this Agreement other than to the extent such failure could not reasonably be expected to result in a Material Adverse Effect, furnish or cause to be furnished to the Agent written notice thereof.

         (n) MINIMUM ADJUSTED EBITDA TO ADJUSTED INTEREST EXPENSE. With respect to Seabulk International, maintain a ratio determined as of the last day of each of Seabulk International's fiscal quarters commencing March 31, 2004 of Adjusted EBITDA to Adjusted Interest Expense as follows:

                  (i) thereafter, until the fiscal quarter ending December 31, 2004, not less than 2.75 to 1.00;

                  (ii) thereafter, until the fiscal quarter ending December 31, 2005, not less than 3.00 to 1.00; and

                  (iii)    thereafter, not less than 3.25 to 1.00.

         (o) MINIMUM ADJUSTED TANGIBLE NET WORTH. With respect to Seabulk International, maintain an Adjusted Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000) PLUS fifty percent (50%) of Seabulk International's cumulative positive annual net income (on a consolidated basis), PLUS seventy-five percent (75%) of the net proceeds received by Seabulk International (or any of its Subsidiaries) from the issuance of equity issued after the date of this Agreement.

         (p) MAXIMUM ADJUSTED FUNDED DEBT RATIO. With respect to Seabulk International, maintain an Adjusted Funded Debt Ratio determined as of the last day of each of Seabulk International's fiscal quarters commencing March 31, 2004 as follows:

                  (i) through the fiscal quarters ending June 30, 2004 and September 30, 2004, not more than 4.80 to 1.00;

                  (ii) thereafter, through the fiscal quarter ending December 31, 2004, not more than 4.65 to 1.00; and

                  (iii)    thereafter, not more than 3.50 to 1.00.

         (q) MINIMUM FAIR MARKET VALUE OF THE MORTGAGED VESSELS. Maintain, until March __, 2006, a ratio of the aggregate Fair Market Value of the Mortgaged Vessels to the aggregate outstanding principal amount of the Loan at all times equal to or greater than 1.15 to 1.00 and at all times thereafter a ratio equal to or greater than 1.25 to 1.00.

         (r) OWNERSHIP OF BORROWERS, SEABULK GLOBAL CARRIERS AND SEABULK TANKERS. With respect to Seabulk International, own, directly or indirectly, all of the equity interests of each of Seabulk Global Carriers and Seabulk Tankers. With respect to Seabulk Global Carriers, own, directly or indirectly, all of the equity interests of each of the Borrowers.

         (s) VESSEL OPERATIONS AND MANAGEMENT. (i) Procure that each of the Mortgaged Vessels shall at all times be (A) managed by the Manager or such other manager acceptable to the Majority Lenders in accordance with vessel management agreements acceptable to the Majority Lenders, (B) flagged under the law of the Republic of Liberia and (C) classed in the highest classification and rating for vessels of the same age and type without any outstanding conditions or recommendations affecting class (other than those for which the time prescribed for curing the condition or recommendation has not passed) with the Classification Society; PROVIDED, HOWEVER, if a Mortgaged Vessel is reflagged under the laws of a jurisdiction other than the Republic of Liberia that has been approved by the Majority Lenders, it shall be a condition to such reflagging that the relevant Borrower deliver to the Agent (A) evidence (including an opinion of counsel) that such Mortgaged Vessel has been registered in the name of such Borrower under the laws of such jurisdiction; (B) evidence (including an opinion of counsel) that the related Mortgage has been properly recorded under the laws of such jurisdiction and constitutes a first priority mortgage; (C) evidence that all necessary governmental or regulatory approvals, licenses and authorities which are necessary to the operation of such Mortgaged Vessel have been obtained; (D) evidence that insurances in compliance with the requirements of the Mortgage have been obtained; and (E) such other items as the Agent may reasonably require.

         (ii) Comply in all material respects or to procure that the operator of each of the Mortgaged Vessels will comply in all material respects within the requisite applicable time limits for vessels of the same type, size, age and flag of the Mortgaged Vessels with the ISM Code or any replacement of the ISM Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter, (A) to hold or to procure that the operator of each of the Mortgaged Vessels holds, a valid DOC and SMC, (B) to provide the Agent with copies of any such DOC and SMC promptly following the issuance thereof and after every renewal and (C) to keep or to procure that there is kept, on board each of the Mortgaged Vessels a copy of any such DOC and the original of any such SMC.

         (t) APPRAISALS. At such time as the financial statements described in Sections 5.01(g)(i) and (ii) are delivered, at the Borrowers' expense, furnish the Agent with appraisals from an Acceptable Broker for each of the Mortgaged Vessels; PROVIDED, HOWEVER, that nothing herein shall prohibit the Agent from obtaining, at its own expense and at any time such appraisals from an Acceptable Broker for each of the Mortgaged Vessels as the Agent may deem appropriate.

         (u) REIMBURSEMENT FOR EXPENSES. Reimburse the Agent and/or the Security Trustee promptly, with interest at the interest rate applicable to the Note, for any and all expenditures which the Agent and/or the Security Trustee may from time to time make in providing protection in respect of insurance, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys' fees, necessary translation fees for documents made in a language other than English and other matters, in each case in respect of which the Borrowers have defaulted in their obligation hereunder with respect to such matters to provide. Such obligation of the Borrowers to reimburse the Agent shall be an additional indebtedness due from the Borrowers, secured by the Collateral and the Security Documents, and shall be payable by the Borrowers on demand. Neither the Agent nor the Security Trustee, though privileged to do so, shall be under any obligation to the Borrowers to make any such expenditures, nor shall the making thereof relieve the Borrowers of any default in that respect.

         (v) FURTHER ASSURANCES. From time to time, at the Borrowers' expense, duly execute and deliver to the Agent, such further documents and assurances as the Lenders may request to effectuate the purposes of this Agreement, the Note and the Security Documents.

         (w) CHANGE OF ADDRESS. Notify promptly the Agent and the Lenders of any change in the location of its principal place of business.

         (x) CONSENTS, LICENSES, APPROVALS. Obtain and maintain all such governmental licenses, authorizations, consents, permits and approvals as may be required for each of the Credit Parties to perform their obligations under this Agreement and all other Loan Documents to which each is a party, and deliver promptly to the Agent and the Lenders copies of all consents, licenses and approvals of governmental authorities that may be required for the making or performance of this Agreement or any instrument contemplated hereby.

         (y) USE OF PROCEEDS. Use the proceeds of the Advances solely for the purpose of financing up to 80% of the aggregate acquisition cost of the Mortgaged Vessels.

         (z) TRANSACTIONS WITH AFFILIATES. Conduct all transactions otherwise permitted under this Agreement to be conducted with Affiliates (if any) on terms that are fair and reasonable and no less favorable to the Borrowers than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         SECTION 6.01. NEGATIVE COVENANTS. Except as otherwise indicated, each of the Credit Parties covenants and agrees that, so long as this Agreement shall remain in effect or any of the Obligations shall be outstanding, it shall not, without the prior written consent of the Agent:

         (a) LIENS. Create, assume, permit or suffer to exist any mortgage, pledge, encumbrance, security interest or other Lien securing an obligation on all or any part of (i) the capital stock of the Borrowers, or (ii) the Collateral, except Permitted Encumbrances with respect to the Mortgaged Vessels and Customary Permitted Liens with respect to the Collateral other than the Mortgaged Vessels.

         (b) ASSET SALES. With respect to the Borrowers, sell, lease, transfer, assign or otherwise dispose of any Mortgaged Vessel unless after giving effect to such sale, lease, transfer, assignment or disposition, the Borrowers are in compliance with Section 5.01(q) hereof.

         (c) OBLIGATIONS OF OTHERS. With respect to the Borrowers, except as created or permitted by this Agreement or the Security Documents, assume, guarantee, endorse or become liable on the obligation of any person, firm or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         (d) ASSIGNMENT OF INSURANCES. With respect to the Borrowers, grant an assignment or permit or suffer to exist any mortgage, pledge, encumbrance, security interest or other Lien on the insurances relating to a Mortgaged Vessel other than the applicable Assignment of Insurances.

         (e) SALE OF NOTES OR ACCOUNTS RECEIVABLE. Sell, lease, transfer, assign or otherwise dispose of any notes, accounts receivable or other obligations owed to by any Person, except (i) for the purpose of collection in the ordinary course of its business and (ii) to the extent that, both before and after giving effect to any such sale, lease, transfer, assignment or disposition (taking into account any prepayment to be made to the Lenders under this Agreement from the net proceeds of any such sale, lease, transfer, assignment or disposition), no Default or Event of Default would exist hereunder.

         (f) CHANGE OF CONTROL. Permit (without the prior written consent of the Lenders, such consent not to be unreasonably withheld) a Change of Control to occur.

         (g) SALE AND LEASEBACK. Enter into any arrangements, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, and used and useful in its business, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

         (h) RESTRICTED PAYMENTS. With respect to Seabulk International, declare or pay any dividend or make any distribution on its capital stock or purchase, redeem, acquire or otherwise retire any capital stock for value (in each case, a "Restricted Payment"); PROVIDED, HOWEVER, that Seabulk International may make a Restricted Payment so long as, at the time of, and after giving effect to, the proposed Restricted Payment: (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the board of directors of Seabulk International) would not exceed fifty percent (50%) of the aggregate amount of the consolidated net income of Seabulk International and its consolidated Subsidiaries excluding the Lightship Tanker Entities for the fiscal year ended immediately prior to the fiscal year in which such proposed Restricted Payment is to be made determined in accordance with GAAP. Notwithstanding the preceding sentence, (1) Seabulk International may make Restricted Payments with the proceeds of substantially concurrent capital contributions made by its stock holders so long as no Default or Event of Default shall have occurred and be continuing prior to or after giving effect thereto, (2) Seabulk International may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (3) Subsidiaries of Seabulk International may declare and pay dividends ratably with respect to their equity interests, and (4) Seabulk International may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of Seabulk International and its Subsidiaries.

         (i) RESTRICTION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than pursuant to this Agreement) on the ability of any Subsidiary of any of the Credit Parties to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits or pay any Debts owed to a Credit Party, (ii) make advances or loans to a Credit Party or (iii) transfer any of its properties or assets to a Credit Party, except for such encumbrances or restrictions existing under or by reason of applicable law.

         (j) FINANCING STATEMENTS. File or permit to be filed any financing statement under the Uniform Commercial Code of any state of the United States in respect of any property except in favor of the Security Trustee.

         (k) INVESTMENTS. Make any Investment unless, with respect to Seabulk International, at the time of, and after giving effect to, the making of any proposed Investment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of the making of such Investment. Notwithstanding the foregoing sentence, Seabulk International and the other Guarantors may make the following Investments at any time: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, and (ii) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of

America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.

         (l) ACCOUNTING CHANGES. Make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

         (m) AMENDMENTS TO ORGANIZATIONAL DOCUMENTS. With respect to the Borrowers, amend its organizational documents.

         (n) CHANGE OF FLAG. With respect to the Borrowers, transfer or change the flag or port of documentation of any Mortgaged Vessel.

         (o) INDEBTEDNESS. With respect to the Borrowers and Seabulk Global Carriers, create, incur, assume or suffer to exist any Debt except (i) Debt to the Lenders, (ii) Debt not in excess of an amount satisfactory to the Lenders which shall be subordinate and subject in right of payment to the prior payment in full of the Obligations, as evidenced by a subordination agreement or provisions satisfactory in form and substance to the Lenders, (iii) current Debt which shall not be outstanding longer than ninety (90) days incurred in the normal course of its business, (iv) Debt in respect of the Bond and the obligations contained in the Indenture but only insofar as each of the Borrowers and Seabulk Global Carriers are "Guarantors" for purposes of the Indenture, and
(v) Debt secured by Liens permitted by subsection (i) above.

         (p) CHANGE IN BUSINESS. Engage (directly or indirectly) in any business other than the business of Seabulk International and its Subsidiaries as of the Effective Date and other businesses reasonably related thereto.

         (q) TRANSACTIONS WITH AFFILIATES. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm's-length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this Section 6.01(q) shall not apply to (i) the payment of reasonable and customary fees to directors of the Borrowers or the Guarantors who are not employees of the Borrowers or the Guarantors, (ii) any other transaction with any employee, officer or director of the Borrowers or any of the Guarantors pursuant to employee benefit plans and compensation arrangements in amounts customary for corporations similarly situated to the Borrowers or any of the Guarantors and entered into the ordinary course of business and approved by the board of directors or any committee thereof of the Borrowers or the Guarantors, as the case may be, (iii) transactions between or among the Borrowers and the Guarantors and not involving any other Affiliate, and (iv) any Restricted Payment permitted by Section 6.01(h).

         (r) CHANGES IN OFFICES OR NAMES. Change the location of the chief executive office of any Credit Party or the office of the chief place of business any such parties unless the Agent shall have received thirty (30) days prior written notice of such change.

         (s) CHANGES IN FISCAL YEAR. Change its fiscal year.

         (t) CONSOLIDATION, MERGER AND SALE OF ASSETS. Consolidate with, or merge with or into, any other Person or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets, unless each of the following conditions is satisfied:

                  (i) The entity formed by such consolidation or into which such Credit Party is merged or the Person which acquires by conveyance or transfer substantially all of the assets of such Credit Party as an entirety shall expressly assume all of the obligations of such Credit Party under this Agreement and the other Loan Documents pursuant to a written supplement to this Agreement and such other Loan Documents;

                  (ii) Immediately prior to and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Agent shall have received a certificate from an executive officer of such Credit Party to such effect;

                  (iii) The Agent shall have received an opinion of counsel regarding the merged or consolidated entity, the legality, validity and enforceability of this Agreement and the other Loan Documents, the title to the related Mortgaged Vessels and the priority of the Mortgages, as applicable; and

                  (iv) Upon any consolidation or merger, or any conveyance or transfer of substantially all of the assets of such Credit Party as an entirety in accordance with this Section 6.01(t), the successor entity formed by such consolidation or into which such Credit Party is merged, or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Credit Party under this Agreement and the other Loan Documents with the same effect as if such successor entity had been named as a Credit Party herein. No such conveyance or transfer of substantially all of the assets of such Credit Party as an entirety shall have the effect of releasing such Credit Party or any successor entity which shall theretofore have become such in the manner prescribed in this Section 6.01(t) from its liability hereunder.

                                   ARTICLE VII

                             AGREEMENT TO GUARANTEE

         SECTION 7.01. GUARANTEE. (a) The Guarantors, jointly and severally, hereby unconditionally guarantee, absolutely and irrevocably on a full recourse basis, as a guarantor and not merely as a surety, the full and punctual payment, performance and observance when due, whether at stated maturity, by acceleration or otherwise, and at all times thereafter, of all amounts due and to become due from, and all actions or undertakings to be performed by, the Borrowers under or pursuant to the Loan Agreement and the other Loan Documents to which the Borrowers are or will become a party (collectively, the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent, any of the Lenders or the Security Trustee in enforcing any rights under this guarantee. This guarantee will be senior indebtedness of each of the Guarantors, ranking PARI PASSU in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all existing and future subordinated indebtedness of each of the Guarantors. Without limiting the generality of the foregoing, the Guarantors' liability shall extend to all amounts which constitute part of the Guaranteed Obligations and would be owed by the Borrowers under any of the Loan Documents even if such Loan Documents are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

         (b) The Guarantors also, jointly and severally, agree to pay from time to time on demand all amounts which the Borrowers are at any time liable to pay under the Loan Agreement and the other Loan Documents to which the Borrowers are a party and which have become due and payable but have not been paid at the time such demand is made.

         (c) This Guaranty is a guaranty of performance and of payment when due and not of collection.

         SECTION 7.02. INDEMNITY. As a separate, additional, continuing and primary obligation, the Guarantors hereby, jointly and severally, unconditionally and irrevocably undertake to the Agent, the Lenders and the Security Trustee, by way of indemnity, that, should any amount in respect of the Guaranteed Obligations not be recoverable from the Guarantors, or should the Guarantors, for any reason (including by reason of any incapacity of any of the Guarantors or by reason of any provision of the Loan Agreement, or any other Loan Document to which the Borrowers are a party, being or becoming void, unenforceable or otherwise invalid under any applicable law), be unable to perform any of their obligations in respect of any of the Guaranteed Obligations, then, notwithstanding that such reason may have been known to the Agent, the Lenders or the Security Trustee, the Guarantors shall, upon first written demand by the Agent, the Lenders or the Security Trustee, indemnify the Agent, the Lenders and/or Security Trustee against all losses, claims, costs, charges and expenses to which the Agent, the Lenders or the Security Trustee may be subject or which the Agent, the Lenders or the Security Trustee may incur as a consequence of such non-recovery or inability to perform.

         SECTION 7.03. GUARANTY ABSOLUTE. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Lenders or the Security Trustee with respect thereto. The liability of the Guarantors under this Guaranty for the Guaranteed Obligations shall be absolute and unconditional irrespective of:

         (a) any lack of validity or enforceability of the Loan Agreement or any of the other Loan Documents or any other agreement or instrument relating thereto;

         (b) any failure to make any demand on the Borrowers or any other Person for payment of all or any part of the Guaranteed Obligations or any rescission of any such demand;

         (c) any failure to make or give any other notice, demand, diligence, presentment, protest or other action of any kind upon or against the Borrowers or any other Person;

         (d) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Loan Documents or any other agreement or instrument delivered pursuant or relating thereto, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers or otherwise;

         (e) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Guaranteed Obligations;

         (f) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of the Borrowers;

         (g) any change, restructuring or termination of the corporate structure or existence of the Borrowers;

         (h) any compromise, settlement, release, renewal, extension, indulgence, change in or waiver or modification of any of the Guaranteed Obligations, or any failure, omission or delay of Security Trustee, the Lenders or the Agent to enforce, assert or exercise any right, power or remedy conferred on it in this Agreement or the other Loan Documents, or the release or discharge of either of the Borrowers from the performance or observance of any of the Guaranteed Obligations by operation of law;

         (i) any setoff, counterclaim, abatement, recoupment, defense or other right whatsoever that the Guarantors or the Borrowers may have against any other person, whether or not related to the transactions contemplated by the Loan Agreement or the other Loan Documents, including, without limitation, those which have been waived by the Guarantors pursuant to Section 7.04 hereof;

         (j) any waiver of any right, power or remedy, or of any default, with respect to the Guaranteed Obligations or any part thereof or the Loan Agreement or any other Loan Document or any other agreement relating to the Guaranteed Obligations or any part thereof;

         (k) any transfer, assignment or mortgaging or the purported transfer, assignment or mortgaging by the Borrowers or the Guarantors of its interest, or any part thereof, in and to the Loan Documents;

         (l) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities of, or the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Borrowers or the Guarantors or the disaffirmance of the Loan Documents in any such proceeding;

         (m) any limitation imposed by law on the liability or obligations of the Borrowers or the Guarantors under the Loan Documents or any term thereof or any lack of power or authority of any Person to enter into any Loan Document;

         (n) any failure by the Borrowers to comply with any requirement of any law, regulation or order;

         (o) any damage to, or loss, destruction, requisition, seizure, forfeiture or marshal's or other sale of any Mortgaged Vessel or any exercise of rights by Security Trustee, in its capacity as mortgagee, with respect to any of the Mortgaged Vessels under the Mortgages or as assignee under any of the other Security Documents;

         (p) any libel, attachment, levy, detention, sequestration or taking into custody of any of the Mortgaged Vessels, or any interruption or prevention of or restriction on or interference with the use of possession of any of the Mortgaged Vessels;

         (q) any title defect or encumbrance or any dispossession from any of the Mortgaged Vessels by title paramount or otherwise;

         (r) any act, omission, misrepresentation or breach on the part of the Borrowers or the Guarantors or any other Person under any of the Loan Documents or under any applicable law;

         (s) any defect in the seaworthiness, condition, design, operation or fitness for use of any of the Mortgaged Vessels or the ineligibility of any of the Mortgaged Vessels for any particular trade; or

         (t) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrowers or the Guarantors.

         This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

         The obligations of the Guarantors are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this guarantee, irrespective of whether any action is brought against the Borrowers or whether either of the Borrowers is joined in any such action or actions.

         SECTION 7.04. WAIVERS AND ACKNOWLEDGMENTS. Each of the Guarantor hereby waives:

         (a) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this guarantee;

         (b) any requirement that the Agent, the Lenders or the Security Trustee protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against the Borrowers or any other Person or entity or any Collateral;

         (c) any right to revoke this guarantee and each of the Guarantors acknowledges that this guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future;

         (d) notice of the existence, creation, payment, non-payment, performance or non-performance of all or any of the Guaranteed Obligations;

         (e) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any thereof, any obligation hereunder or any security for or guarantee of any of the foregoing, including, without limitation, (i) any right to require the Agent, the Lenders of the Security Trustee to proceed against the Borrowers or any other Person or to proceed against or exhaust any security held by the Agent, the Lenders or the Security Trustee at any time or to pursue any other remedy in the Agent's, the Lenders' or the Security Trustee's power or under any other agreement before proceeding against the Guarantors hereunder and (ii) any right or claim or right to cause a marshalling of the assets of the Guarantors;

         (f) an assertion or claim that the automatic stay provided by 11 U.S.C. ss.362 (arising upon the voluntary or involuntary bankruptcy proceeding of either of the Borrowers) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Agent, the Lenders or the Security Trustee to enforce any of its rights, whether now or thereafter required, which the Agent, the Lenders or the Security Trustee may have against the Guarantors or any Collateral for the Guaranteed Obligations;

         (g) any modification of the Loan Documents or any obligation of the Borrowers relating thereto by operation of law or by action of any court, whether pursuant to any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereinafter in effect, or otherwise;

         (h) any defense, available to the Guarantors, now or at any time hereafter, including, without limitation, any defense that may arise by reason of (i) the incapacity, lack of authority, death or disability of any other Person, or (ii) the inaccuracy of the representations and warranties made by the Guarantors herein or by the Borrowers in any of the Loan Documents, or (iii) the Agent's, the Lenders' or the Security Trustee's failure to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person, or (iv) the Agent's, the Lenders' or the Security Trustee's failure to record or to file any financing statement (or the Agent's, the Lenders' or the Security Trustee's improper recording or filing thereof) or to otherwise perfect, protect, secure, or insure any lien or security interest given as security for the Guaranteed Obligations; and

         (i) all other principles or provisions of law, if any, that conflict with the terms of this guarantee, including, without limitation, the effect of any other circumstances that may or might constitute a legal or equitable discharge of a guarantor or surety.

         The Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

         SECTION 7.05. SUBROGATION. Each of the Guarantors hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrowers that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this guarantee or the Loan Documents, including without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent, the Lenders or the Security Trustee against the Borrowers or the

Mortgaged Vessels, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrowers, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantors in violation of the preceding sentence at any time prior to the payment in full of the Guaranteed Obligations and all other amounts payable under this guarantee, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this guarantee, whether matured or unmatured, in accordance with the terms of the Loan Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this guarantee thereafter arising.

         SECTION 7.06. NO COMPETITION. In the event of the liquidation or winding up of either of the Borrowers at any time after any monies shall have become payable or shall have been paid under this guarantee, until all the Guaranteed Obligations shall have been indefeasibly paid in full, the Guarantors shall not prove in competition with the Agent, the Lenders or the Security Trustee in respect of any monies owing to the Guarantors by such Borrower on any account whatsoever, but shall give the Agent, the Lenders or the Security Trustee the benefit of any such proof and of all monies to be received in respect thereof. If, notwithstanding the foregoing, the Guarantors shall receive any amount in respect of any such monies as aforesaid before the Guaranteed Obligations have been indefeasibly paid in full, the Guarantors shall hold the same in trust for Lenders, notify the Agent of the receipt thereof and promptly pay the amount thereof to the Agent.

         SECTION 7.07. TAXES. (a) The Guarantors shall pay or cause to be paid all Taxes, other than taxes, if any, payable on the overall net income of the Lenders, on or in connection with the payment of any and all amounts due under this guarantee that are now or in the future levied or imposed by any governmental or taxing authority or any jurisdiction through or out of which a payment is made.

         (b) All payments, fees and other amounts due under this guarantee shall be made without deduction for or on account of any Taxes.

         (c) If the Guarantors are prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the amounts due under this guarantee shall be increased to such amount as may be necessary so that the Lenders receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Guarantors under this subsection) had those payments been made without that deduction.

         (d) If Section 7.07(c) applies and the Agent so requests, the Guarantors shall deliver to the Agent official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

         SECTION 7.08. PERMITTED ACTIONS. The Agent, the Lenders and the Security Trustee may from time to time, in their sole discretion and without notice to or consent of the Guarantors, take any or all of the following actions:

         (a) retain or obtain a security interest in any assets of the Borrowers, the Guarantors or any third party to secure any of the Guaranteed Obligations;

         (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Guaranteed Obligations;

         (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Guaranteed Obligations;

         (d) waive, ignore or forbear from taking action or otherwise exercising any of its rights or remedies with respect to any default under the Loan Documents;

         (e) release, waive or compromise any obligation of the Guarantors hereunder or any obligation of any nature of any other obligor primarily or secondarily obligated with respect to any of the Guaranteed Obligations;

         (f) release its Lien on or in, or surrender, release or permit any substitution or exchange for, all or any part of the Mortgaged Vessels or any other Collateral now or hereafter securing any of the Guaranteed Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, waive compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and

         (g) demand payment or performance of any of the Guaranteed Obligations from the Guarantors at any time from time to time, whether or not the Agent, the Lenders or the Security Trustee shall have exercised any of its rights or remedies with respect to any property securing any of the Guaranteed Obligations or any obligation hereunder, or proceeded against any other obligor (including the Borrowers) primarily or secondarily liable for payment or performance of any of the Guaranteed Obligations.

         SECTION 7.09. FINANCIAL CONDITION OF THE BORROWERS. Each of the Guarantors represents and warrants that it is fully aware of the financial condition of the Borrowers, and each of the Guarantors delivers this Guaranty based solely upon its own independent investigation of the Borrowers' financial condition and in no part upon any representation or statement of the Agent, the Lenders or the Security Trustee with respect thereto. Each of the Guarantor further represents and warrants that it is in a position to and hereby does assume full responsibility for obtaining such additional information concerning the Borrowers' financial conditions as such Guarantor may deem material to its obligations hereunder, and such Guarantor is not relying upon, nor expecting the Agent, the Lenders or the Security Trustee to furnish it any information in the Agent's, the Lenders' or the Security Trustee's possession concerning the Borrowers' financial condition or concerning any circumstances bearing on the existence or creation, or the risk of non-payment or non-performance of the Guaranteed Obligations. The Guarantors hereby waive any duty on the part of the Agent, the Lenders or the Security Trustee to disclose to the Guarantors any facts it may now or hereafter know about the Borrowers, regardless of whether the Agent, the Lenders or the Security Trustee has reason to believe that any such facts materially increase the risk beyond that which the Guarantors intend to assume, or has reason to believe that such facts are unknown to the Guarantors. The Guarantors hereby knowingly accept the full range of risk encompassed within a contract of

"Continuing Guaranty" which includes, without limitation, the possibility that the Borrowers will contract for additional indebtedness for which the Guarantors may be liable hereunder after the Borrowers' financial condition or ability to pay its lawful debts when they fall due has deteriorated.

         SECTION 7.10. CONTINUING GUARANTY. It is declared and agreed that this guarantee as continuing security for the Guaranteed Obligations, and that it shall not be satisfied by an intermediate payment or satisfaction of any part of the Guaranteed Obligations and that it shall be in addition to and shall not in any way be prejudiced or affected by any Collateral or other security now or hereafter held by the Agent, the Lenders or the Security Trustee for all or any part of the Guaranteed Obligations. This guarantee may be enforced either before, after or concurrently with the enforcement of any other collateral security for the Guaranteed Obligations or any of them and shall not be affected by any release of, or delay in enforcing or failure to enforce, any such other collateral security.

         SECTION 7.11. RIGHTS CUMULATIVE; NO WAIVER. Each and every right, power and remedy herein given to the Agent, the Lenders and the Security Trustee shall be cumulative and shall be in addition to every other right, power and remedy of the Agent, the Lenders and the Security Trustee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Agent, the Lenders or the Security Trustee, and the exercise or the commencement of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Agent, the Lenders or the Security Trustee in the exercise of any right or power in the pursuance of any remedy arising from any breach or default by the Guarantors shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Agent, the Lenders or the Security Trustee of any security or of any payment of or on account of any of the amounts due from the Guarantors to the Lenders and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right with respect to any future breach or default or of any past breach or default not completely cured thereby.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.01. EVENTS OF DEFAULT. If any of the following events of default (herein called "EVENTS OF DEFAULT") shall have occurred and be continuing:

         (a) the Borrowers shall fail to pay any principal of or interest on any Advance on the date when the same becomes due and payable; or

         (b) the Borrowers shall fail to pay any fees or any other amount payable to the Lenders or the Agent under the Loan Documents within five Banking Days after the same becomes due and payable; or

         (c) any representation or warranty made by the Borrowers under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made or confirmed; or

         (d) except as otherwise stipulated in this Section 8.01, any Credit Party shall fail to perform or observe, in any material respect, any term, covenant or agreement contained in this Agreement on its part to be performed and such failure to perform or observe shall continue for 30 days after written notice; or

         (e) any Credit Party shall fail to perform or observe, in any material respect, any term, covenant or agreement contained in Sections 5.01(n), 5.01(o), 5.01(p), 5.01(q) or Article VI of this Agreement to be performed; or

         (f) any Credit Party shall fail to perform or observe, in any material respect, any term, covenant or agreement contained in any Loan Document other than this Agreement on its part to be performed, and the period of grace therefor, if any, shall have expired; or

         (g) any material provision of the Loan Documents shall cease to be in full force and effect in accordance with its terms; or

         (h) an Event of Loss shall have occurred and the underwriters shall have disclaimed coverage in respect of such Event of Loss or shall have failed to pay the proceeds of insurance within 120 days after the Event of Loss; or

         (i) it becomes impossible or unlawful for any of the Credit Parties to fulfill any of the covenants and obligations required to be fulfilled in any Loan Document or any of the instruments granting or creating rights in any of the Collateral or for the Security Trustee or the Lenders or the Swap Provider to exercise any of the rights or remedies vested in them under any Loan Document; or

         (j) a Change of Control shall occur;

         (k) any of the Credit Parties (i) fails to make any payment of any principal of or interest on any Debt which is outstanding when and as due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) defaults in the performance of any other obligation under any agreement or instrument relating to any of its Debt or any other event occurs if the effect of such default or other event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due or to be prepaid in full (other than by a regularly scheduled required prepayment), whether by redemption, purchase or otherwise, before its stated maturity;

         (l) any of the Credit Parties shall be unable to pay its debts as they fall due or admit in writing that it is insolvent or bankrupt or make an assignment for the benefit of creditors, or seek to take advantage of any bankruptcy law or other law or procedure for the relief of debtors or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed for such Credit Party or for any of its property without its consent, or bankruptcy, reorganization, arrangement or insolvency proceedings shall be instituted by or against such Credit Party and remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

         (m) any license, permit, consent or approval of any governmental or quasi-governmental authority now or hereafter necessary or required in connection with the performance by either of the Borrowers of its obligations set forth in this Agreement, the Note or the Security Documents or in connection with the operation of the relevant Mortgaged Vessel, shall be modified, revoked, withdrawn or shall fail to remain in full force and effect and such modification, revocation, withdrawal or failure to remain in full force and effect shall continue for thirty (30) days; or

         (n) an "Event of Default" as defined in the Master Agreement shall have occurred and be continuing; or

         (o) any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby except if such cessation is caused by an act or omission of the Security Trustee or the Lenders; or

         (p) any of the obligations, representations, warranties or covenants of the Guarantors under Article VII hereof shall have been breached or Article VII shall cease to remain in full force and effect, except as a result of any act or omission of the Agent, the Security Trustee or the Lenders, then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Lenders, by notice to the Borrowers, declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement, the Note and the Master Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; PROVIDED, HOWEVER, that in the case of an Event of Default referred to in clause (l) of this Section 8.01, (1) the obligation of each Lender to make Advances shall automatically be terminated and (2) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

         SECTION 8.02. APPLICATION OF MONEYS. (a) All moneys received by the Agent, the Lenders or the Swap Provider under or pursuant to this Agreement or any of the other Loan Documents after the happening of any Event of Default (unless cured to the satisfaction of the Lenders) shall be applied by the Agent in the following manner:

                  (1) first, in or towards the payment or reimbursement of the costs and expenses of the Agent, the Security Trustee and the Lenders in respect of the ascertainment and enforcement of their rights under this Agreement and the other Security Documents and any other amounts owing to the Agent, the Security Trustee or the Lenders under any of the Security Documents including those under
         Section 9.03 of this Agreement and reasonable fees and out-of-pocket expenses of counsel for the Agent, the Security Trustee and the Lenders with respect to advising them of their rights and responsibilities, or the preservation of their rights or interests under the Loan;

                  (2) second, in or towards the payment of all accrued interest and break funding with respect to the Advances;

                  (3) third, in or towards payment of all remaining principal with respect to the Advances;

                  (4) fourth, to the Swap Provider in payment of any amounts then due under the Master Agreement; and

                  (5) fifth, to the Borrowers or as directed by a court of competent jurisdiction.

         SECTION 8.03. POSITION OF SWAP PROVIDER. The Agent shall not be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of Section 8.01, to have any regard to the requirements of the Swap Provider except to the extent that the Swap Provider may also be a Lender. The rights of the Swap Provider to payment under the Master Agreement shall be subordinated to the prior payment to the Lenders under this Agreement and the Note in accordance with the provisions of Section 8.02 hereof.

                                   ARTICLE IX

                       THE AGENT AND THE SECURITY TRUSTEE

         SECTION 9.01. APPOINTMENT AND GRANTING. (a) THE AGENT. Each Lender irrevocably appoints and authorizes each of the Agent to act as its agent hereunder and under any of the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Loan Documents, together with such other powers as are reasonably incidental thereto.

         (b) THE SECURITY TRUSTEE. (i) AUTHORIZATION OF SECURITY TRUSTEE. Each of the Lenders, the Agent and the Swap Provider has authorized the execution and delivery of this Article IX pursuant to which the Security Trustee will act as the Mortgagee of each of the Mortgaged Vessels and as Assignee and secured party with respect to the other Security Documents, and as to any proceeds derived from enforcement thereof.

                  (ii) GRANTING CLAUSE. To secure the payment of all sums of money from time to time owing to the Lenders under this Agreement, the Note and the Security Documents in the maximum principal amount of $49,600,000 plus any amounts due under the Master Agreement and accrued interest thereon and all other amounts owing to the Lenders, the Agent, the Swap Provider or the Security Trustee pursuant to this Agreement, the Note and the Security Documents, and the performance of the covenants of the Borrowers and any other obligor herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the

         Lenders, the Agent, and the Swap Provider, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under each of the Mortgages and its right, title and interest as Assignee and secured party under the other Security Documents. The right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the lien of the indenture created hereby and by the Security Documents by any amendment hereto or thereto are herein collectively called the "ESTATE". TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever. BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Agent, the Swap Provider and their respective successors and assigns without (except as otherwise set forth in Sections 9.02 and 9.03 of this Agreement) any priority of any one over any other. UPON CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the Borrowers shall be permitted, to the exclusion of the Security Trustee, to possess and use the Mortgaged Vessels. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and the Borrowers, for themselves and their respective successors and assigns, hereby covenant and agree to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders, the Agent and the Swap Provider as hereinafter set forth.

                  (iii) ACCEPTANCE OF TRUSTS. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

         (c) SCOPE OF DUTIES. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Section 9.05 and the first sentence of
Section 9.06 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates' officers, directors, employees, agents and attorneys-in-fact): (i) shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Collateral, and shall not by reason of this Agreement or any of the Security Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender;
(ii) shall be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the Collateral, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the Collateral, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Collateral or any other document referred to or provided for herein or therein or for any failure by either of the Borrowers or any other Person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any lien under any of the Collateral or for the creation, perfection or priority of any such lien; (iii) shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Collateral unless expressly instructed to do so in writing by the Lenders; and (iv) shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Collateral or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Security Trustee and the Agent may deem and treat the payee of the Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

         SECTION 9.02. RELIANCE . Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the Collateral, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Lenders, and such instructions of any one of the Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

         SECTION 9.03. KNOWLEDGE. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan or any Advance) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrowers specifying such Default and stating that such notice is a "Notice of Default". If the Agent received such a notice of the occurrence of such Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Section 9.08 hereof, the Security Trustee and the Agent shall take such action with respect to such Event of Default or other event as shall be directed by the Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or other event as it shall deem advisable in the best interest of the Lenders.

         SECTION 9.04. SECURITY TRUSTEE AND AGENT AS LENDERS. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers (or any of them and any of their respective subsidiaries or affiliates) as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

         SECTION 9.05. INDEMNIFICATION OF SECURITY TRUSTEE AND AGENT. The Lenders agree to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrowers under said other provisions, ratably in accordance with the aggregate principal amount of each Lenders' participation in the Loan), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the Collateral or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrowers are to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

         SECTION 9.06. RELIANCE ON SECURITY TRUSTEE OR AGENT. Each Lender agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Collateral. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the Collateral or any other document referred to or provided for herein or therein or to inspect the properties or books of any of the Borrowers. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any of its parents or affiliates which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

         SECTION 9.07. ACTIONS BY SECURITY TRUSTEE AND AGENT. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Collateral, each of the Security Trustee, the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section
9.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         SECTION 9.08. RESIGNATION. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, and the Security Trustee or the Agent may be removed at any time with or without cause by the Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee's or Agent's, as the case may be, giving of notice of resignation or the Lenders' removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Security Trustee or Agent, as the case may be, which shall be a Lender, or a Lender with an affiliate, which has an office in New York, New York. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent's resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

         SECTION 9.09. RELEASE OF COLLATERAL. Without the prior written consent of the Majority Lenders, neither the Security Trustee nor the Agent will consent to any modifications, supplement or waiver under any of the Collateral nor without the prior written consent of all of the Lenders release any collateral or otherwise terminate any lien under the Collateral, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any lien covering property if the Obligations have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Majority Lenders have consented.

                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.01. JUDGMENT CURRENCY. If for the purpose of obtaining judgment in any court in any country it becomes necessary to convert into any other currency (herein called a "Judgment Currency") any amount of the Loan or any Advance thereof payable hereunder or other sum payable by the Borrowers under this Agreement, the Note, the Collateral or any instrument granting or creating rights in any of the Collateral, then such conversion shall be made at the Rate of Exchange (as hereinafter defined) prevailing one Banking Day before the day on which judgment is given. For this purpose "Rate of Exchange" means for the Agent or any Lender, as the case may be, the rate at which the Agent or such Lender is able on the relevant date of conversion to purchase the relevant amount of the Loan or any Advance thereof or other sum as aforesaid with the Judgment Currency. If there is a change in the Rate of Exchange prevailing between the Banking Day before the day on which the judgment is given and the actual date of payment of the amount due, the Borrowers agree to pay such additional or lesser amounts as the case may be (if any) as may be necessary to ensure that the amount thus paid on such date is the amount in the Judgment Currency which when computed at the Rate of Exchange prevailing on the date of payment is the amount then due and payable under this Agreement in the currency of the Loan before conversion into the Judgment Currency was made. Any amount due from the Borrowers under this Section shall be due and payable as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

         SECTION 10.02. BOOKS OF LENDERS AND THE AGENT CONCLUSIVE. To determine the amount and origin of any amount due to a Lender or to the Agent, as the case may be, at any time by the Borrowers pursuant to this Agreement, the Note, the Collateral or any instrument granting or creating rights in any of the Collateral, the books and accounts of each Lender and the Agent shall

(save in the case of manifest error) always be conclusive that payment of any amount being claimed by such Lender or the Agent is due and payable and payment can at no time be suspended or withheld by the Borrowers by reason of a dispute on what is due and payable, without prejudice, however, to the obligation of such Lender and the Agent to repay any amount collected or received in excess.

         SECTION 10.03. COSTS AND EXPENSES; INDEMNITY. (a) Whether or not any Advances are made or the transactions contemplated by this Agreement are consummated (including, without limitation, the proposed execution and delivery of the other Loan Documents), the Borrowers agree, jointly and severally, to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, transportation, computer, duplication, appraisal, audit and insurance expenses and fees and expenses of consultants engaged with the prior consent of the Borrowers (which consent shall not be unreasonably withheld) and (ii) the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and for advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree, jointly and severally, to pay on demand all costs and expenses of the Agent, the Swap Provider and the Lenders (including, without limitation, reasonable counsel fees and expenses, including such counsel who are employees of the Lenders, the Swap Provider and the Agent), for the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses for the enforcement of rights under this
Section 10.03(a).

         (b) The Borrowers agree, jointly and severally, to indemnify and hold harmless the Agent and each Lenders and each of their respective Affiliates, control persons, officers, directors, employees and agents (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) for which any of them may become liable or which may be incurred by or asserted against any of them in connection with or by reason of (or in connection with the preparation for a defense of) any investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising out of, related to or in connection with the transactions described herein or the use of proceeds of any Advance, whether or not any Indemnified Party or a Borrower is a party thereto, whether or not the transactions contemplated hereby are consummated and whether or not any such claim, investigation, litigation or proceeding is brought by a Borrower or any other person (excluding any claims, damages, liabilities or expenses found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct).

         (c) If any payment of principal of any Borrowing is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Borrowing for any reason other than in accordance with
Section 2.07(c) or acceleration of the maturity of the Note pursuant to Section 8.01, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

         (d) The indemnities provided in this Section 10.03 shall survive the repayment of the Advances and the termination of this Agreement.

         SECTION 10.04. NOTICES. All communications provided for or permitted hereunder shall be in writing or by telex or telefacsimile confirmed in writing and shall be delivered, air mailed, telexed or transmitted to the following addresses:

If addressed to:

         The Borrowers:    c/o Seabulk International, Inc.
                           2200 Eller Drive, Building 27
                           Fort Lauderdale, Florida 33316
                           Attention: Legal Dept.
                           Fax: 954-527-1772

         The Guarantors:   c/o Seabulk International, Inc.
                           2200 Eller Drive, Building 27
                           Fort Lauderdale, Florida 33316
                           Attention: Legal Dept.
                           Fax: 954-527-1772

         The Agent, the Security Trustee or the Swap Provider:

                           Nordea Bank Finland Plc, New York Branch
                           437 Madison Avenue
                           New York, New York 10022
                           Fax:  212-421-4420
                           Attention: Martin Lunder and Anne Engen

         Any Lender:       To the address set forth for each Lender on
                           Schedule 1 hereto.

or to such other address as any party to receive such communication may designate by written notice to the other. Any such communication shall be deemed to have been validly given and received on the date of dispatch (or, if received after normal business hours, on the next Banking Day following such date) if sent by telefacsimile (as verified by automatic telefacsimile verification by the sender's machine and confirmed in writing) and five (5) Banking Days after having been posted if sent by first class airmail post.

         SECTION 10.05. SUCCESSORS AND ASSIGNS. (a) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent and their respective successors and assigns, except where the context otherwise requires.

         (b) ASSIGNMENTS AND PARTICIPATIONS.

                  (i) None of the Credit Parties may assign or transfer any of their rights hereunder without the prior written consent of the Majority Lenders.

                  (ii) Each Lender shall be entitled to assign its rights and obligations under this Agreement or grant participation(s) in its Commitment hereunder to any subsidiary, holding company or other Affiliate of such Lender, to any subsidiary or other Affiliate company of any thereof or, with the consent of the Borrowers, not to be unreasonably withheld, to any other bank or financial institution, and such Lender shall forthwith give notice of any such assignment or participation to the Borrowers and the Agent; PROVIDED, HOWEVER, that any such assignment must be made pursuant to an Assignment and Acceptance. The Borrowers will take all reasonable actions requested by the Agent or any Lender to effect such assignment, including, without limitation, the execution of a written consent to such assignment. Any such assignment pursuant to this Section 10.05 shall be at no additional cost to the Borrowers.

                  (iii) The Agent shall maintain at its address referred to in
         Section 10.04 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (iv) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (A) accept such Assignment and Acceptance, (B) record the information contained therein in the Register and (C) give prompt notice thereof to the Borrowers.

                  (v) In the event a Lender sells a participation to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Advances owing to it): (A) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the Lender for all purposes of this Agreement, (D) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (E) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrowers therefrom.

                  (vi) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
         Section 10.05, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers to be furnished to such Lender by or on behalf of the Borrowers.

         (c) ASSIGNMENT TO FEDERAL RESERVE LENDER. Notwithstanding any other provision in this Agreement, a Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note and/or any of the Collateral (including, without limitation, its participation in the Loan) in favor of any Federal Reserve Lender of the Board of Governors of the Federal Reserve System.

         SECTION 10.06. FINANCING STATEMENTS. The Agent is hereby authorized to sign and file Financing Statements and amendments thereto (including Forms UCC-1 and UCC-3) on behalf of the Borrowers as provided in Article 9 of the Uniform Commercial Code.

         SECTION 10.07. MODIFICATION OF AGREEMENT. Except as otherwise provided in this Agreement, this Agreement or any term hereof may be amended, modified, waived, discharged or terminated only by an instrument in writing, signed by the Credit Parties, the Agent and the Lenders or by the Credit Parties and the Agent acting with the consent of the Lenders; except that no amendment, modification or waiver shall, unless by an instrument signed by all the Lenders or by the Agent acting with the consent of all of the Lenders: (i) increase the commitment of any Lender or increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of any Advance, (ii) extend the date fixed for the payment of principal or interest on any Advance, (iii) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (iv) alter the terms of this
Section 10.07, (v) waive any of the conditions precedent set forth in Article III, or (vi) release any Collateral, except as contemplated in the this agreement.

         SECTION 10.08. GOVERNING LAW. This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 10.09. WAIVER OF JURY TRIAL. THE CREDIT PARTIES IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 10.10. WAIVER OF IMMUNITIES. IF A CREDIT PARTIES ACQUIRES ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER SERVICE OR NOTICE, ATTACHMENT BEFORE JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF, ITS PROPERTY OR REVENUES, SUCH CREDIT PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS HEREUNDER, UNDER THE NOTES OR THE COLLATERAL.

         SECTION 10.11. CONSENT TO JURISDICTION. Each of the parties hereby agrees that any legal action or proceeding with respect to this Agreement, the Note or any of the Collateral or any instrument granting or creating rights in any of the Collateral, or to enforce any judgment obtained against any of the Credit Parties may be brought in the courts of any jurisdiction where a Credit Party or any of its assets may be found or located, or in the courts of the State of New York, Borough of Manhattan, or in the United States Federal courts in Southern District of New York, or in the courts of any other appropriate jurisdiction, as such party may elect; and by execution and delivery of this Agreement, each party irrevocably submits to each such jurisdiction and service of process may be made as provided by law.

         The Credit Parties hereby irrevocably designate, appoint and empower Corporate Creations Network Inc., 15 North Mill Street, Nyack, NY 10960, United States of America, as their authorized agent solely to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding the Security Trustee, the Agent or any of the Lenders may bring with respect to this Agreement or any of the other Loan Documents within the jurisdictions of courts of the State of New York, Borough of Manhattan, or in the United States Federal courts in Southern District of New York, or in the courts of any other appropriate jurisdiction, as such party may elect. As long as this Agreement remains in force, the Credit Parties shall maintain a duly appointed and authorized agent to receive for and on their behalf service of any summons, complaint or other legal process in any action, suit or proceeding the Security Trustee, the Agent or any of the Lenders may bring with respect to this Agreement or any of the other Loan Documents within the jurisdictions of courts of the State of New York, Borough of Manhattan, or in the United States Federal courts in Southern District of New York, or in the courts of any other appropriate jurisdiction, as such party may elect with respect to this Agreement. The Credit Parties shall keep the Agent advised of the identity and location of such agent.

         Final judgment against any of the Credit Parties (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such company therein described) in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. THE CREDIT PARTIES IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         SECTION 10.12. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers (except for fiduciary and custody accounts or deposits held to or for the credit of the Borrowers and which were identified as such at the establishment of such account in accordance with normal banking practice) against any and all of the obligations of the Borrowers to all of the Lenders, pro rata, now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers and the Agent after any such set-off and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         SECTION 10.13. NO WAIVER; REMEDIES. No failure on the part of any Lender or the Agent or the Security Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 10.14. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 10.15. EXECUTION IN COUNTERPARTS; INTEGRATION. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement and the exhibits and schedules hereto constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

         SECTION 10.16. JOINT AND SEVERAL. The obligations of the Credit Parties under this Agreement and the other Loan Documents and under each provision hereof are joint and several whether or not so specified in any provision hereof. Each Borrower shall be entitled to rights of contribution as against the other Borrower, provided, however, that such rights of contribution shall (a) not in any way condition or lessen the liability of any Borrower as a joint and several borrower for the whole of the obligations owed to the Lenders hereunder, under the Note or under the Loan Documents and (b) be fully subject and subordinate to the rights of the Lenders hereunder, under the Note and under the Loan Documents.

         SECTION 10.17. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         WHEREFORE, the parties hereto have caused this Loan Agreement to be executed by their officers or representatives thereunto duly authorized on the day, month and year first above written.

SEABULK GLOBAL TRANSPORT, INC.,               SEABULK OVERSEAS TRANSPORT, INC.,
as Borrower                                   as Borrower

By /s/ L. Stephen Willrich                    By  /s/ L. Stephen Willrich
   ------------------------------                -------------------------------
Name:  L. Stephen Willrich                    Name:  L. Stephen Willrich
Title: President                              Title: President

SEABULK INTERNATIONAL, INC.
SEABULK GLOBAL CARRIERS, INC.
SEABULK TANKERS, INC.,
as Guarantors

By /s/ Vincent J. deSostoa
   ------------------------------
Name: Vincent J. deSostoa
Title: Senior Vice President

NORDEA BANK NORGE ASA,
Grand Cayman Branch, as Lender

By /s/ Martin Lunder                          By /s/ Anne Engen
   ------------------------------                -------------------------------
Name:  Martin Lunder                          Name:   Anne Engen
Title: Senior Vice President                  Title:  Vice President

NORDEA BANK FINLAND PLC,
New York Branch, as Arranger and Agent

By /s/ Martin Lunder                          By /s/ Anne Engen
   ------------------------------                -------------------------------
Name:  Martin Lunder                          Name:   Anne Engen
Title: Senior Vice President                  Title:  Vice President

NORDEA BANK FINLAND PLC,
New York Branch, as Security Trustee

By /s/ Martin Lunder                          By /s/ Anne Engen
   ------------------------------                -------------------------------
Name:   Martin Lunder                         Name:   Anne Engen
Title:  Senior Vice President                 Title:  Vice President

NORDEA BANK FINLAND PLC,
New York Branch, as Swap Provider

By /s/ Martin Lunder                          By /s/ Anne Engen
   ------------------------------                -------------------------------
Name:   Martin Lunder                         Name:   Anne Engen
Title:  Senior Vice President                 Title:  Vice President

                                                                      SCHEDULE 1


                             LENDERS AND COMMITMENTS


Lender                                                         Commitment
------                                                         ----------

NORDEA BANK NORGE ASA                                         $49,600,000
Grand Cayman Branch
437 Madison Avenue
New York, New York 10022
Attention: Martin Lunder and Anne Engen

Facsimile: 212-421-4420

WITH A COPY TO:

NORDEA BANK FINLAND PLC
New York Branch
437 Madison Avenue
New York, New York 10022
Attention: Martin Lunder and Anne Engen

Facsimile: 212-421-4420

                                                                     EXHIBIT "A"

                        FORM OF ASSIGNMENT AND ACCEPTANCE


Dated as of _______________


         Reference is made to the Loan Agreement dated as of March 18, 2004 (as the same may be from time to time amended, supplemented or otherwise modified, the "Loan Agreement") among (i) SEABULK GLOBAL TRANSPORT, INC. and SEABULK OVERSEAS TRANSPORT, INC., each a Liberian corporation, as joint and several borrowers (each, a "Borrower" and collectively, the "Borrowers"), (ii) the Guarantors named therein, (iii) the banks and financial institutions named therein as Lenders (each, a "Lender", and collectively, the "Lenders"), (iv) Nordea Bank Finland plc, New York Branch, as agent (the "Agent"), (v) Nordea Bank Finland plc, New York Branch, as Arranger, and (vi) Nordea Bank Finland plc, New York Branch, as Swap Provider, pursuant to which the Lenders agreed to lend to the Borrowers up to US$49,600,000 to finance the acquisition of the Liberian registered vessels SEABULK RELIANT and SEABULK TRUST. Terms defined in the Loan Agreement are used herein with the same meanings.

         ______________________ (the "Assignor") and ________________________
(the "Assignee") agree as follows:

         1. As of the Effective Date (defined in Paragraph 4 below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Loan Agreement which represents the Percentage Interest specified in Section 1 of Annex 1 hereto in the Assignor's Commitment and the Advance owing to the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advance owing to the Assignee will be as set forth in Section 2 of Annex 1.

         2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (a) any statements, warranties or representations made in or in connection with the Loan Agreement, the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, or any other instrument or document furnished pursuant thereto and (b) the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under the Loan Agreement or any other instrument or document furnished pursuant thereto.

         3. The Assignee (i) confirms that it has received a copy of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to in the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will be bound by the Loan Agreement and perform in accordance with its terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (v) specifies as its address for notices the offices set forth beneath its name on the signature page hereof; and (vi) attaches hereto an executed counterpart signature page to the Loan Agreement (reflecting the Assignee's aggregate commitment after giving effect hereto).

         4. The effective date (the "Effective Date") for this Assignment and Acceptance shall be the date of acceptance hereof by the Agent, unless a later date is specified in Annex 1 hereto, PROVIDED THAT no Assignment and Acceptance shall be effective until and unless the terms and conditions of Section 10.05 of the Loan Agreement are complied with. Following the execution of this Assignment and Acceptance, two counterparts will be promptly delivered by the Assignee to the Agent, and the Agent shall promptly forward a counterpart to the Borrowers.

         5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

         6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Loan Agreement in respect of the assignment effected hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Effective Date directly between themselves.

         7. This Assignment and Acceptance shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

NAME OF ASSIGNOR


By: --------------------------------
      Title:

NAME OF ASSIGNEE


By: --------------------------------
      Title:

Address for Notices:

------------------------------------

------------------------------------

------------------------------------

                                     Annex 1
                                       to
                            Assignment and Acceptance
                            Dated as of ____________


SECTION 1

         Percentage Interest:


SECTION 2

         Assignee's Commitment:                               $

         Aggregate Outstanding Principal
         Amount of Advances owing to
         the Assignee:                                        $


SECTION 3

         Effective Date:


                                            NAME OF ASSIGNOR


                                            By:
                                                --------------------------------
                                                  Title:

                                                                     EXHIBIT "B"

                         FORM OF ASSIGNMENT OF EARNINGS

                                                                     EXHIBIT "C"

                        FORM OF ASSIGNMENT OF INSURANCES

                                                                     EXHIBIT "D"

                           FORM OF DESIGNATION NOTICE

ADDRESS



                            Transaction Reference #

         The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Swap Transaction entered into between
(a) Nordea Bank Finland Plc, New York Branch ("Party A"), and (b) Seabulk Global Transport, Inc., Seabulk Overseas Transport, Inc. and Seabulk International, Inc. (collectively, "Party B"), on the Trade Date specified below. This is a Designated Transaction for purposes of the Loan Agreement dated as of March 18, 2004 among Seabulk Global Transport, Inc. and Seabulk Overseas Transport, Inc., as joint and several Borrowers, the Seabulk International, Inc. and the other guarantors named therein, as joint and several Guarantors, the banks and financial institutions listed on Schedule 1 thereto as Lenders, Nordea Bank Finland Plc, as Agent, Nordea Bank Finland Plc, as Security Trustee, and Party A, as Swap Provider.

         The definitions and provisions contained in the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated in this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of _____ __, 2004, as amended and supplemented from time to time (the "Agreement"), between Party A and Party B. All provisions contained in the Agreement shall govern this confirmation except as expressly modified below.

2. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

         Notional Amount:

         Trade Date:


         Effective Date:

         Termination Date:                     , subject to adjustment in
                                               accordance with the Modified
                                               Following Business Day Convention

Fixed Amounts:

         Fixed Rate Payer:                     Party  B

         Fixed Rate Payer Payment Dates:                 , subject to adjustment
                                               in accordance with the Modified
                                               Following Business Day Convention

         Fixed Rate:

         Fixed Rate Day Count Fraction:        Actual/360

Floating Amounts:
         Floating Rate Payer:                  Party  A

         Floating Rate Payer Payment Dates:                         , subject to
                                               adjustment in accordance with the
                                               Modified Following Business Day
                                               Convention


Floating Rate for Initial Calculation Period:

         Floating Rate Option:

         Spread:                               Inapplicable

         Floating Rate Day Count Fraction:     Actual/360

         Reset Dates:                          The first day of each Calculation
                                               Period, subject to adjustment in
                                               accordance with the modified
                                               following Business Day


         Compounding:                          Inapplicable

         Business Days:

         Calculation Agent:                    Party A


3.       Account Details:

         Payments to Party A: Nordea Bank, Helsinki, for Nordea Bank Plc, New
         York

         Payments to Party B: Nordea Bank Finland Plc, New York Branch, pursuant to the terms of the Loan Agreement

4.       Offices:

         (a)      The Office of Party A for the Swap Transaction is New York,
                  New York

         (b) The Office of Party B for the Swap Transaction is Fort Lauderdale, Florida

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing one copy of this Confirmation and returning it to us.

                                       NORDEA BANK FINLAND Plc,


                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:


                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:


                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:





Confirmed as of the date
first written above:

SEABULK GLOBAL TRANSPORT, INC.,        SEABULK OVERSEAS TRANSPORT, INC.,
as Borrower                            as Borrower


By                                     By
   -----------------------------          --------------------------------------
Name:                                  Name:
Title:                                 Title:


SEABULK INTERNATIONAL, INC.


By:
    ---------------------------
Name:
Title:

                                                                     EXHIBIT "E"


                                FORM OF MORTGAGE

                                                                     EXHIBIT "F"

                                  FORM OF NOTE

                                                                     EXHIBIT "G"

                           FORM OF NOTICE OF DRAWDOWN

                               NOTICE OF DRAWDOWN


March __, 2004


NORDEA BANK FINLAND PLC, New York Branch
As Agent
437 Madison Avenue
New York, NewYork 10022


Ladies and Gentlemen:

The undersigned refers to the Loan Agreement dated as of March 18, 2004 (the "Loan Agreement") among (i) the undersigned as Borrowers, (ii) the Guarantors named therein, (iii) the banks and financial institutions named therein as Lenders, (iv) Nordea Bank Finland plc, New York Branch, as Agent, (v) Nordea Bank Finland plc, New York Branch, as Security Trustee, and (vi) Nordea Bank Finland plc, New York Branch, as Swap Provider. All capitalized terms not otherwise defined have the meaning ascribed to them in the Loan Agreement.

The undersigned hereby gives you irrevocable notice that it hereby requests an Advance under the Loan Agreement as follows:

         (a)      The Drawdown Date of the proposed Advance is March __, 2004.

         (b) The aggregate principal amount of the Advance is $__________, consisting of a Tranche A portion in the amount of $__________ and a Tranche B portion in the amount of $_____________ and the initial Interest Period is _______ month(s).

         (c) The proceeds of the Advance are to be used to acquire the Panamanian registered vessel WORLD __________ (t.b.r SEABULK ___________ and reflagged under Liberian flag) from its present owner, _______________.

         (d)      The payment instructions for the Advance are as follows:

                  Amount:                   $_______________

                  For Credit to:            the account of HSH Nordbank, London
                                            Branch, with Wachovia Bank, N.A.,
                                            New York

                  SWIFT Code:               PNBPUS3NNYC

                  For Further Credit to:    the account of ___________, Account
                                            Number _________, with HSH Nordbank,
                                            London Branch, SWIFT Code: HSHNGB2L

                  Reference:                Sale of M/T _________


                  -and-

                  Amount:                   $_________

                  Bank:                     Citibank N.A.
                                            111 Wall Street
                                            NY, NY 10005

                  Wire Instructions:        ABA Number 0210-00089
                                            Attention: Private Banking for
                                            credit to Watson, Farley & Williams

                  Account No.:              37348799

                  Value Date:               March __, 2004

The undersigned hereby certify that before and after giving effect to the proposed Advance, unless waived by the Agent or the Lenders, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) all representations and warranties contained in Section 4.01 of the Loan Agreement shall be true and correct in all material respects as though such representations and warranties had been made on and as of the date of making of the Advance.

Very truly yours,

SEABULK GLOBAL TRANSPORT, INC.,           SEABULK OVERSEAS TRANSPORT, INC.,
as Borrower                               as Borrower


By                                        By
   ----------------------------              -----------------------------------
Name:                                     Name:
Title:                                    Title:






                                       2